Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOVERNMENT PROPERTIES INCOME TRUST

GOV MS REIT

AND

SELECT INCOME REIT

DATED AS OF SEPTEMBER 14, 2018

i

EXHIBITS AND DISCLOSURE LETTERS

Exhibits

Exhibit A — Form of Registration Agreement

Exhibit B — Form of Confidentiality Agreement

Exhibit C — Form of Parent Articles of Amendment

Exhibit D — Form of Waiver

Exhibit E — Form of Company Tax Representation Letter

Exhibit F — Form of Parent Tax Representation Letter

Exhibit G — RMR LLC Letter Agreement

Exhibit H — Form of Company REIT Tax Opinion

Exhibit I — Form of Parent Reorganization Opinion

Exhibit J — Form of Parent REIT Tax Opinion

Exhibit K — Form of Company Reorganization Opinion

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2018 (this “Agreement”), is by and among GOVERNMENT PROPERTIES INCOME TRUST, a Maryland real estate investment trust (“Parent”), GOV MS REIT, a Maryland real estate investment trust and a wholly owned subsidiary of Parent (“Merger Sub”), and SELECT INCOME REIT, a Maryland real estate investment trust (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

RECITALS

WHEREAS, the Parties hereto wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity in the merger (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the “MD REIT Law”), and pursuant to which each Company Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration;

WHEREAS, based upon the unanimous recommendation of the Company Special Committee, the Company Board has (a) determined and declared that this Agreement, the Merger and the other Transactions to which the Company is a party are fair and reasonable and advisable to, and in the best interests of, the Company, (b) duly and validly authorized the execution and delivery of this Agreement by the Company, (c) directed that the Merger and the other Transactions to which the Company is a party be submitted for consideration at the Company Shareholder Meeting, and (d) resolved to recommend that the holders of the Company Common Shares vote in favor of approval of the Merger and the other Transactions to which the Company is a party (the “Company Board Recommendation”) and to include the Company Board Recommendation in the Joint Proxy Statement;

WHEREAS, based upon the unanimous recommendation of the Parent Special Committee, the Parent Board has (a) determined and declared that this Agreement, the Merger and the other Transactions to which Parent or Merger Sub is a party are fair and reasonable and advisable to, and in the best interests of, Parent, (b) duly and validly authorized the execution and delivery of this Agreement by Parent, (c) directed that the issuance of Parent Common Shares contemplated by this Agreement be submitted for consideration at the Parent Shareholder Meeting, and (d) resolved to recommend that the holders of the Parent Common Shares vote in favor of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement (the “Parent Board Recommendation”) and to include the Parent Board Recommendation in the Joint Proxy Statement;

WHEREAS, the board of trustees of Merger Sub and Parent, in its capacity as the sole shareholder of Merger Sub, have taken all actions required for the execution and delivery of this Agreement by Merger Sub and to adopt and approve this Agreement and the consummation by Merger Sub of the Merger and the other Transactions to which it is a party.

WHEREAS, simultaneously with the execution of this Agreement, Parent and the Company have entered a Registration Agreement substantially in the form of Exhibit A, with respect to those Company Common Shares beneficially owned by Parent (the “Registration Agreement”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Definitions.

(a)                                 For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable to Parent, on the one hand, and the Company, on the other hand, than those contained in the form of confidentiality agreement attached hereto as Exhibit B; provided, however, that such confidentiality agreement shall not prohibit compliance by Parent or the Company with any of the provisions of Section 7.3 and shall not restrict the making of a Competing Proposal.

“Action” means any claim, demand, action, suit, litigation, proceeding, arbitration, mediation, inquiry, investigation or other legal proceeding (whether sounding in contract, tort or otherwise, and whether civil or criminal) brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, equity or equity-based compensation, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA and whether or not in writing.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in Boston, Massachusetts or New York, New York are authorized or required to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Antenna Leases” means each Company Landlord Lease for space at a Company Property for telecommunications equipment pursuant to which the annual rent does not exceed $50,000.

“Company Board” means the board of trustees of the Company.

“Company Bylaws” means the bylaws of the Company, as amended and in effect as of the date of this Agreement.

“Company Charter” means the declaration of trust of the Company, as amended and supplemented and in effect as of the date of this Agreement.

“Company Common Shares” means the common shares of beneficial interest, $.01 par value per share, of the Company.

“Company Credit Agreement” means that certain Credit Agreement, dated January 9, 2015, among the Company, Wells Fargo Bank, National Association, as administrative agent, and each of the other financial institutions party thereto, as amended by that certain Letter Agreement, dated January 21, 2015, among the Company, Wells Fargo Bank, National Association and each of the other financial institutions party thereto, and that certain First Amendment to Credit Agreement, dated as of December 14, 2017, among the Company, Wells Fargo Bank, National Association and each of the other financial institutions party thereto.

“Company DRIP” means any distribution reinvestment plan of the Company, including the distribution reinvestment plan of the Company.

“Company Equity Award” means an award of Company Common Shares under the Company Equity Compensation Plan.

“Company Equity Compensation Plan” means the Company’s 2012 Equity Compensation Plan, as amended and in effect as of the date of this Agreement.

“Company Existing Loan Documents” means each of (i) the Company Credit Agreement, (ii) the Company Notes Indenture, and (iii) any mortgage by the Company or the Company Subsidiaries.

“Company Governing Documents” means the Company Charter and the Company Bylaws.

“Company Landlord Leases” means each lease or sublease and each guarantee thereof in effect as of the date hereof and to which the Company or any Company Subsidiary are parties as lessors or sublessors with respect to any Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date, or prevent or materially impair the ability of the Company to perform its obligations hereunder; provided, however, that for purposes of clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence, and any such event, circumstance, change, effect, development, condition or occurrence shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur, to the extent arising out of or resulting from (A) any failure of the Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any adoption, implementation, promulgation, repeal, modification, amendment, interpretation, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (F) the negotiation, execution or public announcement of this Agreement, or the consummation or anticipation of the Merger or any of the other Transactions, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, creditors, investors (including shareholders), venture partners or employees (provided that the exception in this clause (F) does not apply for purposes of any representations in Article 4 that address any required filings or consents or the public announcement or pendency of this Agreement), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of Parent or the failure to take any action at the request of Parent or expressly prohibited by this Agreement, (H) earthquakes, hurricanes, floods or other natural disasters, or (I) changes in GAAP (or the interpretation or enforcement thereof), which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other Persons in the industries in which the Company and the Company Subsidiaries operate.

“Company Notes Indenture” means that certain Indenture, dated February 3, 2015, between the Company and U.S. Bank National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated February 3, 2015, between the Company and U.S. Bank National Association, relating to the Company’s 3.60% Senior Notes due 2020, 4.15% Senior Notes due 2022 and 4.50% Senior Notes due 2025, and that certain Second Supplemental Indenture, dated May 15, 2017, between the Company and U.S. Bank National Association, relating to the Company’s 4.25% Senior Notes due 2024.

“Company Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (ii) Lien that is a cashier’s, landlord’s, carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien that is disclosed on the Company’s most recent consolidated balance sheet (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (v) Lien arising under any Company Material Contracts, Company Landlord Leases or Company Tenant Leases; (vi) Lien that is disclosed on the Company Title Insurance Policies or surveys; or (vii) Lien, limitation, title defect, covenant, restriction, reservation of interests in title or other similar matter of record affecting title to the Company Property, none of which, individually or in the aggregate, interfere materially with the current use or operation of the Company Property affected thereby or materially adversely affect the value or marketability of the applicable Company Property.

“Company Properties” means any real property owned or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Company REIT Counsel” means Sullivan & Worcester LLP.

“Company Shareholder Approval” means the approval of the Merger and the other Transactions to which the Company is a party by the shareholders of the Company by the affirmative vote of at least a majority of all the votes entitled to be cast at the Company Shareholder Meeting on the Merger and such other Transactions.

“Company Shareholder Meeting” means the meeting of the holders of the Company Common Shares for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.

“Company Special Committee” means the special committee of the Company Board, comprised of certain disinterested and independent trustees of the Company, established for the purposes of exploring, evaluating and negotiating the Merger and the other Transactions on behalf of the Company, determining whether the terms thereof are fair and reasonable and advisable to, and in the best interests of, the Company and, as the Company Special Committee

deems appropriate, recommending the same for authorization and approval by the Company Board.  The Company Special Committee constitutes an authorized committee of the Company Board for purposes of this Agreement.

“Company Special Distribution” means any distribution by the Company (above and beyond that permitted by Section 6.1(a)(iii), without regard to the proviso therein for Company Special Distributions) to the extent reasonably necessary for the Company to maintain its qualification for taxation as a REIT under the Code or applicable state Law or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with the Company for purposes of the consolidated financial statements of the Company under GAAP and, to the extent applicable, Article 6 of Regulation S-X promulgated under the Exchange Act; provided that, the term “Company Subsidiary” shall not include ILPT or any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with ILPT for purposes of consolidated financial statements of ILPT under GAAP.

“Company Subsidiary Governing Documents” means the constituent organizational or governing documents of each Parent Subsidiary.

“Company Subsidiary Partnership” means a Company Subsidiary that is or was a partnership for United States federal income Tax purposes.

“Company Tax Protection Agreement” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Merger or the other Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets, (F) use (or refrain from using) a particular method for allocating one or more liabilities under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any Company Subsidiary Partnership or the general partner, manager, managing member or other similarly situated Person of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company

Subsidiary Partnership would be required to consider separately the interests of the limited partners, members or other beneficial owners of such Company Subsidiary Partnership or the holder of interests in such Company Subsidiary Partnership in connection with any transaction or other action.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Eligible Shares” means all Company Common Shares issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares.

“Environmental Law” means any applicable Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (solely as such matters concern exposure to petroleum products or toxic or hazardous chemicals, substances, materials or wastes), including Laws relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of petroleum products or toxic or hazardous chemicals, substances, materials or wastes.

“Environmental Permit” means any permit, approval, registration, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-4” means a registration statement on Form S-4, together with any amendments or supplements thereto, to be filed by Parent with the SEC relating to the Merger.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means any substance, material, or waste that is defined, characterized, or regulated as hazardous, toxic, dangerous or words of similar import under any Environmental Law; petroleum and petroleum products, including crude oil and any fractions thereof; polychlorinated biphenyls; asbestos; toxic mold; and radon.

“ILPT” means Industrial Logistics Properties Trust, a Maryland real estate investment trust.

“Indebtedness” means, with respect to any Person and without duplication, (i) the unpaid principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment or release of “holdback” or similar payment), (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (vii) all obligations evidenced by any note, bond, debenture or other similar instrument, whether secured or unsecured, (viii) any direct or indirect guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (ix) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States, foreign and multinational intellectual property rights and similar proprietary rights, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, Internet domain names, design rights and other similar source identifiers, (iii) rights in published and unpublished works of authorship, rights in copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) rights in software, (vi) all rights in the foregoing and in other similar intangible assets, and (vii) all applications and registrations for the foregoing.

“Intervening Event” with respect to a Party, means any material change, event, effect, occurrence, consequence or development that (i) is not known and not reasonably foreseeable by the board of trustees of such Party (or an authorized committee thereof), as of the date hereof (or if known or reasonably foreseeable, the magnitude or material consequences of which are not known or reasonably foreseeable by such board or committee as of the date hereof), which material change, event, effect, occurrence, consequence or development becomes known (or the magnitude or material consequences of which become known) to or by such board of trustees or committee prior to receipt of the Parent Shareholder Approval or the Company Shareholder Approval, as applicable, and (ii) does not relate (A) to a Competing Proposal with respect to such Party, (B) changes in the price of the common shares of such Party (it being understood, however, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing thereto may constitute or otherwise be taken into account for purposes of determining whether an Intervening Event has occurred), or (C) the fact that, in and of itself, such Party exceeds any internal or published projections or forecasts or estimates or outlook of revenues or earnings (it being understood, however, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing thereto may constitute or otherwise be taken into account for purposes of determining whether an Intervening Event has occurred).

“IRS” means the United States Internal Revenue Service or any successor agency.

“Joint Proxy Statement” means a joint proxy statement/prospectus in preliminary and definitive form relating to the Company Shareholder Meeting and the Parent Shareholder Meeting, together with any amendments or supplements thereto.

“Knowledge of Parent” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the Parent Disclosure Letter.

“Knowledge of the Company” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), statutes, codes, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, condition, covenant, lien, pledge, charge, security interest, option, right of first refusal or first offer, restriction, right of way, easement, title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; provided, however, that any restrictions on the transfer and ownership of Company Common Shares or Parent Common Shares included in the Company Charter or the Parent Charter, respectively, shall not constitute a Lien hereunder. For the avoidance of doubt, the term “Lien” shall not include licenses of or other grants of rights to use Intellectual Property.

“Maryland SDAT” means the State Department of Assessments and Taxation of Maryland.

“MGCL” mean the Maryland General Corporation Law, as amended.

“Order” means a judgment, order, injunction, award, decree, writ or other legally enforceable requirement of any Governmental Authority.

“Outside Date” means June 30, 2019.

“Parent Antenna Leases” means each Parent Landlord Lease for space at a Parent Property for telecommunications equipment pursuant to which the annual rent does not exceed $50,000.

“Parent Board” means the board of trustees of Parent.

“Parent Bylaws” means the bylaws of Parent, as amended and in effect as of the date of this Agreement.

“Parent Charter” means the declaration of trust of Parent, as amended and supplemented and in effect as of the date of this Agreement.

“Parent Common Shares” means the common shares of beneficial interest, $.01 par value per share, of Parent.

“Parent Equity Compensation Plan” means Parent’s 2009 Incentive Share Award Plan, as amended and in effect as of the date of this Agreement.

“Parent Governing Documents” means the Parent Charter and the Parent Bylaws.

“Parent Landlord Leases” means each lease or sublease and each guarantee thereof in effect as of the date hereof and to which Parent or any Parent Subsidiary are parties as lessors or sublessors with respect to any Parent Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Parent Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date, or prevent or materially impair the ability of Parent or Merger Sub to perform their obligations hereunder; provided, however, that for purposes of clause (i), “Parent Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence, and any such event, circumstance, change, effect, development, condition or occurrence shall not be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur, to the extent arising out of or resulting from (A) any failure of Parent to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any adoption, implementation, promulgation, repeal, modification, amendment, interpretation, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (F) the negotiation, execution or public announcement of this Agreement, or the consummation or anticipation of the Merger or any of the other Transactions, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, creditors, investors (including shareholders), venture partners or employees (provided that the exception in this clause (F) does not apply for purposes of any representations in Article 5 that address any required filings or consents or the public announcement or pendency of this Agreement), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of the Company or the failure to take any action at the request of the Company or expressly prohibited by this Agreement, (H) earthquakes, hurricanes, floods or other natural disasters, or (I) changes in GAAP (or the interpretation or enforcement thereof), which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other Persons in the industries in which Parent and the Parent Subsidiaries operate.

“Parent Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (ii) Lien that is a cashier’s, landlord’s, carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien that is disclosed on Parent’s most recent consolidated balance sheet (including the notes thereto) included in the Parent SEC Documents filed prior to the date of this Agreement; (v) Lien arising under any Parent Material Contracts, Parent Landlord Leases or Parent Tenant Leases; (vi) Lien that is disclosed on the Parent Title Insurance Policies or surveys; or (vii) Lien, limitation, title defect, covenant, restriction, reservation of interests in title or other similar matter of record affecting title to the Parent Property, none of which, individually or in the aggregate, interfere materially with the current use or operation of the Parent Property affected thereby or materially adversely affect the value or marketability of the applicable Parent Property.

“Parent Properties” means any real property owned or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Parent REIT Counsel” means Sullivan & Worcester LLP.

“Parent Shareholder Approval” means the approval of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement by the affirmative vote of at least a majority of all the votes cast by the holders of outstanding Parent Common Shares entitled to vote at the Parent Shareholder Meeting on such issuance.

“Parent Shareholder Meeting” means the meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Parent Special Committee” means the special committee of the Parent Board, comprised of certain disinterested and independent trustees of Parent, established for the purposes of exploring, evaluating and negotiating the Merger and the other Transactions on behalf of Parent, determining whether the terms thereof are fair and reasonable and advisable to, and in the best interests of, Parent and, as the Parent Special Committee deems appropriate, recommending the same for authorization and approval by the Parent Board.  The Parent Special Committee constitutes an authorized committee of the Parent Board for purposes of this Agreement.

“Parent Special Distribution” means any distribution by Parent (above and beyond that permitted by Section 6.2(a)(iii), without regard to the proviso therein for Parent Special Distributions) to the extent reasonably necessary for Parent to maintain its qualification for taxation as a REIT under the Code or applicable state Law or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with Parent for purposes of the consolidated financial statements of Parent under GAAP and, to the extent applicable, Article 6 of Regulation S-X promulgated under the Exchange Act.

“Parent Subsidiary Governing Documents” means the constituent organizational or governing documents of each Parent Subsidiary.

“Parent Subsidiary Partnership” means a Parent Subsidiary that is or was a partnership for United States federal income Tax purposes.

“Parent Tax Protection Agreement” means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Merger or the other Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent or any Parent Subsidiary has agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets, (F) use (or refrain from using) a particular method for allocating one or more liabilities under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any Parent Subsidiary Partnership or the general partner, manager, managing member or other similarly situated Person of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership would be required to consider separately the interests of the limited partners, members or other beneficial owners of such Parent Subsidiary Partnership or the holder of interests in such Parent Subsidiary Partnership in connection with any transaction or other action.

“Person” means an individual, corporation, real estate investment trust, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Reasonably Advisable” means, with respect to any trustee, acting in a manner consistent with such trustee’s duties under applicable Law of the State of Maryland.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representative” means, with respect to a Person, one or more of such Person’s trustees, directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives when acting in such capacity and not when acting in any other capacity.

“RMR LLC” means The RMR Group LLC, a Maryland limited liability company, the business and property manager of each of the Company and Parent.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Takeover Statutes” means any restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL and any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar state takeover Laws.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), escheat, unclaimed property, sales, use, value added, net worth, margins, assets, capital stock, business organization, commercial activity, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other tax, or other like assessment, levy or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, document, return, certificate, claim for refund, election, estimated tax filing, declaration, or other information return or filing required to be filed with any Governmental Authority or domestic or foreign taxing authority with respect to, or otherwise relating to, Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tenant Improvement(s)” means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the Company Properties or the Parent Properties, as applicable.

“Transactions” means the Merger, the ILPT Distribution, the sale by Parent of the Company Common Shares beneficially owned by Parent contemplated by Section 8.1(e) and the other transactions contemplated by this Agreement.

(b)                                 The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition

Acquisition Agreement	Section 7.3(a)
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Board Recommendation	Recitals
Company Book-Entry Shares	Section 3.1(a)
Company Certificates	Section 3.1(a)
Company Disclosure Letter	Article 4
Company Insurance Policies	Section 4.17
Company Material Contract	Section 4.16(b)
Company Permits	Section 4.5(b)
Company SEC Documents	Section 4.6(a)
Company Tax Representation Letter	Section 6.1(b)
Company Tenant Leases	Section 4.15(e)
Company Terminating Breach	Section 9.1(c)(i)
Company Third Party	Section 4.15(h)
Company Title Insurance Policies	Section 4.15(j)
Company Title Insurance Policy	Section 4.15(j)
Competing Proposal	Section 7.3(f)
Covered Persons	Section 7.5(a)
D&O Insurance	Section 7.5(d)
Debt Transaction	Section 7.17(b)
Debt Transaction Documents	Section 7.17(b)
Effective Time	Section 2.3
Excepted Holder Limit	Section 6.1(a)(i)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)
Excluded Shares	Section 3.1(b)
ILPT Common Shares	Section 8.1(f)

ILPT Distribution	Section 8.1(f)
ILPT Entities	Section 7.15
ILPT SEC Documents	Section 4.6(a)
Indemnification Agreements	Section 7.5(a)
Interim Period	Section 6.1(a)
MD REIT Law	Recitals
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Nasdaq	Section 3.2(e)
NYSE	Section 4.6(b)
Parent	Preamble
Parent Articles of Amendment	Section 2.4
Parent Board Recommendation	Recitals
Parent Disclosure Letter	Article 5
Parent Insurance Policies	Section 5.17
Parent Material Contract	Section 5.16(b)
Parent Permits	Section 5.5(b)
Parent SEC Documents	Section 5.6(a)
Parent Tax Representation Letter	Section 6.2(b)
Parent Tenant Leases	Section 5.15(e)
Parent Terminating Breach	Section 9.1(d)(i)
Parent Third Party	Section 5.15(h)
Parent Title Insurance Policies	Section 5.15(j)
Parent Title Insurance Policy	Section 5.15(j)
Parties	Preamble
Party	Preamble
Payoff Letters	Section 7.17(c)
Proposal Recipient	Section 7.3(b)
QRS	Section 4.1(b)
Referenced Entity	Section 1.1(a)
Registration Agreement	Recitals
Request Recipient	Section 7.3(a)
RMR Agreements	Section 7.18
SOX Act	Section 4.6(a)
Superior Proposal	Section 7.3(g)
Surviving Entity	Section 2.1
Transfer Taxes	Section 7.16
TRS	Section 4.1(b)
Waiver Form	Section 3.4

Section 1.2                                    Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(b)                                 the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f)                                   all capitalized terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)                                  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)                                 references to a Person are also to its successors and permitted assigns;

(i)                                     the use of “or” is not intended to be exclusive; and

(j)                                    all uses of currency or the symbol “$” in this Agreement refer to United States dollars.

ARTICLE 2

THE MERGER

Section 2.1                                    The Merger; Effects of the Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MD REIT Law, at the Effective Time the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will continue as a wholly owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MD REIT Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 2.2                                    Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109 on a date that is the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or on such other date and such other time as may be mutually agreed upon by the Parties in writing (the actual date of Closing being referred to herein, the “Closing Date”).

Section 2.3                                    Effective Time.  On the Closing Date, the Parties shall cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the Maryland SDAT in accordance with the MD REIT Law and make any other filings, recordings or publications required to be made by any Party under the MD REIT Law in connection with the Merger. The Merger shall become effective at such date and time as the Articles of Merger are accepted for filing by the Maryland SDAT or on such later date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for filing by the Maryland SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 2.4                                    Parent Articles of Amendment.  Prior to the Effective Time, the Parent Charter shall be amended pursuant to Articles of Amendment in the form of Exhibit C (the “Parent Articles of Amendment”).

Section 2.5                                    Governing Documents.  At the Effective Time, the declaration of trust and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the declaration of trust and the bylaws of the Surviving Entity, until thereafter amended, subject to Section 7.5, in accordance with applicable Law and the applicable provisions of the declaration of trust and the bylaws of the Surviving Entity.

Section 2.6                                    Trustees and Officers of the Surviving Entity.  The trustees and officers of Merger Sub immediately prior to the Effective Time shall be the trustees and officers of the Surviving Entity immediately after the Effective Time, each to serve until such time as his or her resignation or removal or such time as his or her successor shall be duly elected and qualified, in each case in accordance with the declaration of trust and the bylaws of the Surviving Entity.

Section 2.7                                    Tax Consequences.  It is intended that, for United States federal income Tax purposes, the Merger shall qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE 3

TREATMENT OF SECURITIES

Section 3.1                                    Treatment of Securities.

(a)                                 Treatment of Company Common Shares.  Subject to Section 3.2(e), Section 3.3 and Section 3.5, at the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of beneficial interest of Parent, Merger Sub or the Company, each Eligible Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.04 Parent Common Shares (subject to adjustment as set forth in Section 3.5, Section 6.1(a)(iii) and Section 6.2(a)(iii), as so adjusted, the “Exchange Ratio”) for each Company Common Share (the “Merger Consideration”), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any Eligible Shares issued and outstanding immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing any Eligible Shares issued and outstanding immediately prior to the Effective Time (the “Company Certificates”), if any, shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 3.1(a) and any dividends or other distributions pursuant to Section 3.2(c) or Section 7.11.

(b)                                 Cancellation of Excluded Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or by any wholly owned Parent Subsidiary (such Company Common Shares, collectively, the “Excluded Shares”) shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor and shall cease to exist.

(c)                                  Merger Sub Common Shares of Beneficial Interest.  At the Effective Time, all of the common shares of beneficial interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall, as a result of the Merger and without any action on the part of the Parties or any holder thereof, remain unchanged and continue to remain issued and outstanding as common shares of beneficial interest of the Surviving Entity, and Parent shall continue as the sole shareholder of the Surviving Entity owning all of the common shares of beneficial interest of the Surviving Entity.

Section 3.2                                    Exchange of Certificates.

(a)                                 Exchange Agent.  Immediately prior to the Effective Time on the Closing Date, Parent or Merger Sub shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Parent and reasonably acceptable to the Company to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, for exchange in accordance with this Article 3, (i) an aggregate number of duly authorized, validly issued and fully paid and non-assessable Parent Common Shares to be issued in uncertificated or book-entry form comprising the number of Parent

Common Shares required to be issued pursuant to Section 3.1(a), and (ii) an aggregate amount of cash comprising a good faith estimate of the amount required to be delivered pursuant to Section 3.2(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such Parent Common Shares, cash in lieu of any fractional shares payable pursuant to Section 3.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.2(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement and shall be held in trust for the benefit of the holders of Eligible Shares, subject to Section 3.2(f). In the event that the Exchange Fund shall be insufficient to make the payments contemplated by this Section 3.2, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity as Parent directs. No investment of the cash portion of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article 3, and, following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s obligations hereunder for the benefit of the each holder of record of Eligible Shares at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(b)                                 Exchange Procedures.

(i)                                     Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of Eligible Shares that are evidenced by a Company Certificate notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon delivery of Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 3.6) to the Exchange Agent, and (B) instructions for surrendering Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 3.6) to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional Parent Common Shares, if any, to be issued or paid in consideration therefor, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. Payment of the Merger Consideration, cash in lieu of fractional Parent Common Shares, if any, to be issued or paid in consideration therefor and any dividends or other distributions, in each case to which such holders are entitled pursuant to the terms of this Agreement with respect to Company Book-Entry Shares, shall be made promptly following the Effective Time without any action on the part of the Person in whose name such Company Book-Entry Shares are registered.

(ii)                                  No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Company Certificate or ledger entry relating to Company Book-Entry Shares formerly representing Company Common Shares that have been so surrendered shall be cancelled by the Exchange Agent.

(iii)                               In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of the Company, the number of whole Parent Common Shares that such holder is entitled to receive pursuant to Section 3.1(a), together with an amount (if any) of cash in immediately available funds or, if no wire transfer instructions are provided, a check, and in each case, after deducting any required Tax withholdings as provided in Section 3.3 in lieu of fractional shares to be paid upon due surrender of the Company Certificate pursuant to Section 3.2(e) and any dividends or other distributions in respect thereof in accordance with Section 3.2(c), may be issued or paid to such a transferee if the Company Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer and other similar Taxes have been paid, in each case, in form and substance reasonably satisfactory to the Exchange Agent and the Surviving Entity. Until surrendered as contemplated by this Section 3.2(b), each Company Certificate and Company Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article 3, any amount payable in cash in lieu of fractional shares in accordance with Section 3.2(e), and any dividends or other distributions in accordance with Section 3.2(c), in each case without interest.

(c)                                  Distributions with Respect to Unexchanged Shares.  Whenever a dividend or other distribution is authorized by the Parent Board and declared by Parent in respect of Parent Common Shares, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Common Shares issuable pursuant to this Agreement. With respect to Eligible Shares represented by a Company Certificate, no dividends or other distributions in respect of Parent Common Shares shall be paid to any holder of any such Eligible Share until the Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 3.6) is surrendered for exchange in accordance with this Article 3. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole Parent Common Shares issued in exchange for Eligible Shares in accordance with this Article 3, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Common Shares and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Common Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(d)                                 Transfers.  From and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided in this Agreement or by applicable Law. If, after the

Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)                                  No Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, no fractional Parent Common Shares shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional Parent Common Share but for this Section 3.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any fractional share, in an amount rounded to the nearest whole cent equal to the product obtained by multiplying (i) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder (after taking into account all Company Common Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the average of the closing price on The Nasdaq Stock Market LLC (“Nasdaq”), as reported in The Wall Street Journal, for a Parent Common Share for the five (5) consecutive full trading days ending on the last trading day immediately preceding the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional Parent Common Shares described in this Section 3.2(e) to any dividends, voting rights or any other rights in respect of any fractional Parent Common Share. The payment of cash in lieu of fractional Parent Common Shares is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of the Company Common Shares who have not theretofore complied with this Article 3 shall thereafter look only to Parent for delivery of any Parent Common Shares and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 3.1(a), Section 3.2(c) or Section 3.2(e), in each case, without any interest thereon and subject to applicable abandoned property, escheat or similar Laws.

(g)                                  No Liability.  Notwithstanding anything in this Agreement to the contrary, none of the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Authority, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3                                    Withholding Rights.  Each Person making any payment or vesting any property pursuant to this Agreement, or otherwise with respect to the Merger or the other Transactions, shall be entitled to deduct and withhold from any amounts or property otherwise paid, distributed or vested (or portions thereof) as it determines it is required to deduct and withhold with respect to the making of such payment or distribution, or vesting of such property, under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Law. In the case of any noncash payment or distribution or the vesting of any property, the applicable withholding party may collect the amount required to be withheld by reducing to cash for remittance to the appropriate Governmental Authority a sufficient portion of the property that the recipient would otherwise receive or own (or already owns), if the cash portion of any such payment or distribution is not sufficient to cover the withholding liability, all on behalf of the recipient Person, and the recipient Person will bear any brokerage or other costs for this withholding procedure. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by any Person, such withheld amounts shall be treated for all purposes of this Agreement as having been distributed, paid or otherwise included in income to the Person in respect of which such deduction and withholding was made.  To the extent shares are reduced to cash to satisfy any withholding obligation, only a whole number of shares will be reduced to cash, and the Person in respect of which the deduction and withholding was made shall receive as of the Effective Time the excess cash over the withholding obligation as a cash payment, without interest.

Section 3.4                                    Treatment of Company Share Awards.  To the extent not previously obtained, the Company shall obtain (as soon as practicable following the date hereof) from each of the Company’s executive officers and the other individuals set forth in Section 3.4 of the Company Disclosure Letter a waiver of such individual’s right to accelerated vesting of any unvested or partially vested Company Equity Awards held by such individual in connection with the Merger, in the form attached hereto as Exhibit D (the “Waiver Form”) and shall following the date hereof use reasonable efforts to cause the vesting of any unvested or partially vested Company Equity Awards held by each other holder thereof not to accelerate in connection with the consummation of the Merger. At the Effective Time, each unvested or partially vested Company Equity Award shall be converted into an award under the Parent Equity Compensation Plan with respect to a number of Parent Common Shares (rounded down to the nearest whole share) equal to the product of (a) the Exchange Ratio multiplied by (b) the number of Company Common Shares subject to such unvested or partially vested Company Equity Award at the Effective Time.  Such award shall continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time, except as specifically set forth in the Waiver Form or as otherwise amended.  No fractional Parent Common Shares shall be issued upon the conversion of Company Equity Awards pursuant to this Section 3.4. Any holder of Company Equity Awards otherwise entitled to receive a fractional Parent Common Share but for this Section 3.4 shall be entitled to receive a cash payment in accordance with the provisions of Section 3.2(e), without duplication. Any cash payment pursuant to this Section 3.4 shall be subject to appropriate withholding for Taxes in accordance with Section 3.3, without duplication. As promptly as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company Board (or an authorized committee thereof) shall adopt such resolutions and take such other actions as the Company Board (or such committee) determines may be required to effect the provisions of this Section 3.4.

Any Company Equity Award that vests upon the consummation of the Merger shall, at the Effective Time, receive the same treatment as Eligible Shares pursuant to this Agreement. Any vesting of such Company Equity Awards upon the consummation of the Merger shall be subject to appropriate withholding for Taxes in accordance with Section 3.3, without duplication, and holders thereof shall have the right to have Parent Common Shares withheld to satisfy any Tax liability associated with such vesting.

Section 3.5                                    Adjustments to Prevent Dilution.  If, at any time during the period between the date of this Agreement and the Effective Time, (a) there is a change in the number of issued and outstanding Company Common Shares or the number of issued and outstanding Parent Common Shares, or securities convertible or exchangeable into Company Common Shares or Parent Common Shares in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction, or (b) there shall have been declared on the Parent Common Shares a share dividend, share distribution or share split (including reverse share split) with a record date prior to the Effective Time, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and Company Equity Awards and Parent with the same economic effect as contemplated by this Agreement prior to such event.  For the avoidance of doubt, the Company’s declaration and payment of the ILPT Distribution shall not result in any adjustment to the Exchange Ratio.

Section 3.6                                    Lost Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by Parent in its reasonable discretion, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(f) or Section 3.2(g), Parent or the Surviving Entity) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the Parent Common Shares into which the Company Common Shares represented by such Company Certificate were converted pursuant to Section 3.1(a), any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

Section 3.7                                    Dissenters Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or any of the other Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter prepared by the Company, with numbering corresponding to the numbering of this Article 4, delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Company Disclosure Letter, or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any Company Subsidiary is a party exists or has actually occurred, or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2015 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4); provided, that the disclosure in such Company SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 4.2, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1                                    Organization and Qualification; Subsidiaries.

(a)                                 The Company is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite trust power and authority to own, lease and, to the extent applicable, operate the Company Properties or other assets owned by the Company and to conduct its business as it is being conducted as of the date of this Agreement. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets owned, leased or, to the extent applicable, operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The copies of the Company Governing Documents most recently filed with the Company SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. The Company is in compliance in all material respects with the terms of the Company Governing Documents.

(b)                                 Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Company Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company or a Company Subsidiary in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income Tax purposes of each Company Subsidiary as a REIT, a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 (in either case, a “QRS”), a taxable REIT subsidiary within the meaning of Section 856(l) of the Code (a “TRS”), or a partnership. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate the Company Properties and its other assets and to conduct its business as it is being conducted as of the date of this Agreement. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Subsidiary is in compliance with the terms of its respective Company Subsidiary Governing Documents.

(c)                                  Neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

Section 4.2                                    Capitalization.

(a)                                 As of the date of this Agreement, (i) the authorized shares of beneficial interest of the Company consist of 125,000,000 Company Common Shares and (ii) (A) 89,559,974 Company Common Shares are issued and outstanding, and (B) 2,613,035 Company Common Shares are reserved for future issuance pursuant to the Company Equity Compensation Plan.

(b)                                 (i) All of the issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable and no class or series of shares of beneficial interest of the Company is entitled to preemptive rights; (ii) all Company Common Shares reserved for future issuance as noted in Section 4.2(a)(ii)(B), shall be, when issued in accordance with the terms and conditions of the Company Equity Compensation Plan and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Company Common Shares may vote.

(c)                                  All of the outstanding shares of beneficial interest or capital stock of each Company Subsidiary that is a real estate investment trust or corporation, respectively, are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each Company Subsidiary that is a limited liability company or partnership are duly authorized and validly issued. The Company owns, directly or indirectly, (i) all of the issued and outstanding shares of beneficial interest or capital stock or other equity interests of each Company Subsidiary, and (ii) 45,000,000 common shares of beneficial interest, $.01 par value per share, of ILPT (the “ILPT Common Shares”), free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required.

(d)                                 There are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the

Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests of the Company or any Company Subsidiary.

(e)                                  Other than as set forth in Section 4.2(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of the Company or any Company Subsidiary.

(f)                                   Except as set forth in Section 4.2(f) of the Company Disclosure Letter or in the Registration Agreement, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of its securities under the Securities Act.

Section 4.3                                    Authority.

(a)                                 The Company has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Merger and the other Transactions to which the Company is a party. Subject to receipt of the Company Shareholder Approval and the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland SDAT, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other Transactions to which the Company is a party, have been duly and validly authorized by all necessary real estate investment trust action on the part of the Company, and no other real estate investment trust proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the Merger or the other Transactions to which the Company is a party. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor to the knowledge of the Company any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of Parent.

(b)                                 The Company Board, at a duly called and held meeting, has unanimously (i) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other Transactions to which the Company is a party, (ii) directed that the Merger and the other Transactions to which the Company is a party be submitted for consideration at the Company Shareholder Meeting, and (iii) resolved to recommend that the holders of the Company Common Shares vote in favor of approval of the Merger and the other Transactions to which the Company is a party and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 4.4                                    No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other Transactions to which it is a party, do not and will not (i) assuming receipt of the Company Shareholder Approval, conflict with or violate any provision of any Company Governing Documents, (ii) assuming receipt of the Company Shareholder Approval, conflict with or violate any provision of any Company Subsidiary Governing Documents, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iv) except as set forth in Section 4.4(a)(iv) of the Company Disclosure Letter, require any notice, consent or approval (except as contemplated by Section 4.4(b)) under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party except, as to clauses (ii), (iii) and (iv) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other Transactions to which it is a party, do not and will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and, with respect to Parent, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Articles of Merger with, and the acceptance of the Articles of Merger for record by, the Maryland SDAT, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.5                                    Compliance with Laws; Permits.

(a)                                 Since January 1, 2015: (i) the Company and each Company Subsidiary has complied and is in compliance with all (A) Laws applicable to the Company and the Company Subsidiaries or by which any property or asset of the Company or any Company Subsidiary is bound, and (B) the Company Permits, and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, alleging any non-compliance with any such Laws, except in the case of each of clauses (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.5(a), (i) the provisions of Section 4.5(a)(i)(A) and Section 4.5(a)(ii) shall not apply to Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.14, and (ii) the provisions of Section 4.5(a)(i)(B) shall not apply to Company Permits addressed in Section 4.14 and Section 4.15.

(b)                                 Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 and Section 4.15, which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (“Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any such Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written claim or notice that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.6                                    Company SEC Documents and Financial Statements.

(a)                                 The Company has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 1, 2015 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, the “SOX Act”) (such documents, as have been amended since the time of their filing, collectively, the “Company SEC Documents”).  To the Knowledge of the Company, ILPT has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 11, 2018 under the Exchange Act or the SOX Act (such documents, as have been amended since the time of their filing, collectively, the “ILPT SEC Documents”). Other than ILPT, no subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the Company SEC Documents and, to the Knowledge of the Company, the ILPT SEC Documents did not (or with respect to the Company SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished (as applicable) by the Company prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the SOX Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any Company SEC Document or, to the Knowledge of the Company, any ILPT SEC Document, (ii) to the Knowledge of the Company, no Company SEC Document or ILPT SEC Document is the subject of ongoing SEC review and (iii) to the Knowledge of the Company, there are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened with respect to the Company or ILPT.

(b)                                 At all applicable times, each of the Company and, to the Knowledge of the Company, ILPT has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the New York Stock Exchange (“NYSE”) or Nasdaq, as applicable.

(c)                                  The consolidated financial statements of the Company and its consolidated subsidiaries included, or incorporated by reference, in the Company SEC Documents filed prior to the date of this Agreement, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company and its consolidated subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company and its consolidated subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

(d)                                 Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any other Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or any such Company Subsidiary’s audited financial statements or other Company SEC Documents.

(e)                                  Neither the Company nor any Company Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any “extensions of credit” (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiary. The Company is in compliance with all applicable provisions of the SOX Act, except for any non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(f)                                   The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of Company management and the Company Board (or an authorized committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and each Company Subsidiary’s assets that could have a material effect on the Company’s consolidated financial statements. The Company has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiency and material weakness in the design or operation of the Company’s internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves Company management. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in the auditing standards of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g)                                  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Company management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

Section 4.7                                    Absence of Certain Changes.  From December 31, 2017 through the date of this Agreement, (a) the Company, each Company Subsidiary and, to the Knowledge of the Company, ILPT has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any Company Material Adverse Effect.

Section 4.8                                    No Undisclosed Liabilities.  There are no liabilities of the Company, any Company Subsidiary or, to the Knowledge of the Company, ILPT of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on the Company’s consolidated balance sheet (including the notes thereto) included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, (b) liabilities incurred in connection with or as a result of this Agreement, the Merger or the other Transactions, (c) liabilities for future performance under any contracts to which the Company or any Company Subsidiary is a party or bound, or (d) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, except for any such liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.9                                    Litigation.  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any director, trustee or officer thereof or any Company Properties or other assets owned thereby, and (b) neither the Company nor any Company Subsidiary, nor any of the Company Properties, is subject to any outstanding Order of any Governmental Authority.

Section 4.10                             Taxes.

(a)                                 The Company and each Company Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true and complete. The Company and each Company Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all amounts of

Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

(b)                                 The Company: (i) for each of its taxable years commencing with its taxable year ended December 31, 2012, and through and including its taxable year ending December 31, 2017 (and, if the Closing Date occurs after December 31, 2018, through and including its taxable year ending December 31, 2018) has qualified for taxation as a REIT; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification for taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification for taxation as a REIT or a challenge by the IRS or any other Governmental Authority to its qualification for taxation as a REIT under the Code; and (iii) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code for its taxable year that will end with the Merger. No challenge to the Company’s qualification for taxation as a REIT is pending or, to the Knowledge of the Company, has been threatened.

(c)                                  There are no current material audits, examinations or other proceedings pending with regard to any Taxes of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not received a written notice or announcement of any audits or proceedings.

(d)                                 Except as disclosed in Section 4.10(d) of the Company Disclosure Letter, each Company Subsidiary and each other entity in which the Company holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a partnership, joint venture or limited liability company and that has not elected to be a TRS has been since its formation treated for United States federal income Tax purposes as a partnership or QRS, as the case may be, and not as a corporation or an association taxable as a corporation. Each Company Subsidiary and each other entity in which the Company holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a corporation for United States federal income Tax purposes, either (i) qualifies as a QRS, (ii) has jointly elected with the Company to be treated as a TRS under Section 856(l)(1) of the Code effective as of the later of the date such Company Subsidiary or other entity was formed or the date such Company Subsidiary or other entity was acquired (directly or indirectly) by the Company, (iii) is an automatic TRS under Section 856(l)(2) of the Code that has filed an IRS Form 8875 or has been listed as an automatic TRS thereon, or (iv) is a REIT.

(e)                                  Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) or 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7), nor has any of them disposed of any such asset during its current taxable year.

(f)                                   Each of the Company and each Company Subsidiary has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)                                  There are no Company Tax Protection Agreements in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement or a claim that the Merger or the other Transactions will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement.

(h)                                 There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary except for the Company Permitted Liens.

(i)                                     There are no Tax allocation, indemnity, or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, other than (i) agreements or arrangements solely by or among two or more of the Company or any of the Company Subsidiaries, or (ii) customary indemnification provisions contained in credit or other commercial agreements (which agreements do not primarily relate to Taxes). After the Closing Date, neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j)                                    Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k)                                 Neither the Company nor any Company Subsidiary has been (i) a “distributing corporation” or a “controlled corporation” (within the meaning of Treasury Regulations Section 1.337(d)-7T(f)(2)) or (ii) a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (all within the meaning of Section 355 of the Code), in each case in a distribution of shares qualifying or intended to qualify for tax-free treatment under Sections 355 or 356 of the Code (x) since December 7, 2015 or (y) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or the other Transactions.

(l)                                     As of December 31 of each taxable year of the Company from and since the Company’s taxable year ended December 31, 2012, and as of the date hereof, neither the Company nor any Company Subsidiary (other than TRSs) had, or has, any current or accumulated earnings and profits attributable to the Company or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(m)                             Since the Company’s formation, the Company has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. The Company has not engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest”, or “redetermined TRS service income” as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary.

(n)                                 No deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required. Neither the Company nor any Company Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Tax by that jurisdiction, or (iv) has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(o)                                 Neither the Company nor any Company Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Merger and the other Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(p)                                 Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(q)                                 Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

(r)                                    To the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(s)                                   With respect to the Company’s taxable year ending at the Effective Time, taking into account, without limitation, all distributions to be made by the Company prior to the day of the Merger, (i) the Company will have distributed amounts to its respective shareholders equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code, and (ii) the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code.

Section 4.11                             Labor and Other Employment Matters; Employee Benefit Plans.

(a)                                 Neither the Company nor any Company Subsidiary has any common law employees.

(b)                                 Except for the Company Equity Compensation Plan, neither the Company, nor any Company Subsidiary nor any ERISA Affiliate of the Company (i) maintains, or is required to maintain, any Benefit Plans, (ii) has ever been required to maintain or sponsor any Benefit Plans, or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.12                             Information Supplied.

(a)                                 None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary, or, to the Knowledge of the Company, of ILPT for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the holders of the Company Common Shares and the holders of the Parent Common Shares, at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with this Agreement, the Merger and the other Transactions, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)                                 Notwithstanding anything to the contrary in this Section 4.12, the Company makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.13                             Intellectual Property; Security Breaches.

(a)                                 As of the date of this Agreement, neither the Company nor any Company Subsidiary: (i) owns any registered trademarks, service marks, Internet domain names, patents or copyrights, (ii) has any pending applications or registrations for any trademarks, service marks, Internet domain names, patents or copyrights, or (iii) is a party to any licenses, contracts or agreements pursuant to which the Company or any Company Subsidiary obtains the right to use any material trademarks, service marks, Internet domain names, patents or copyrights (other than any license of or other right to use commercially available software or data in the ordinary course of business), in each case with respect to the Intellectual Property described in clauses (i)-(iii), that is material to the operation of the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, no Intellectual Property used by the Company or any Company Subsidiary in the conduct of its business as currently conducted infringes or otherwise violates any Intellectual Property rights of any third Person, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no claims are pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary as of the date hereof, contesting the validity, enforceability, ownership or use of any Intellectual Property owned by the Company or any Company Subsidiary or alleging that the conduct of its business as currently conducted by the Company or any Company Subsidiary infringes or otherwise violates any Intellectual Property rights of any third Person. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and the Company Subsidiaries own the entire right, title and interest in and to, or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted; provided that the foregoing shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons. Notwithstanding any other provision of this Agreement, this Section 4.13(a) contains the exclusive representations and warranties of the Company and the Company Subsidiaries with respect to Intellectual Property matters.

(b)                                 Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has, in the two (2) year period prior to the date hereof, experienced any breach of the security of its information technology systems, or any personal or other sensitive information in its possession or under its control.

Section 4.14                             Environmental Matters.  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)                                 The Company and the Company Subsidiaries are and at all times during the past five (5) years have been in compliance with all Environmental Laws.

(b)                                 The Company and the Company Subsidiaries have all Environmental Permits necessary to own or lease their respective Company Properties and conduct their current operations and are in compliance with such Environmental Permits.

(c)                                  Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against the Company or any Company Subsidiary, in each case, which remains unresolved or for which the Company or any Company Subsidiary remains obligated. There is no Action pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(d)                                 To the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any third Person, has caused any release of a Hazardous Substance, or has permitted the existence at any Company Property of a Hazardous Substance, that is in violation of any Environmental Law, or would reasonably be expected to require investigation or remediation by the Company or any Company Subsidiary under any Environmental Law, or would reasonably be expected to result in liability to the Company or any Company Subsidiary.

(e)                                  Notwithstanding any other provision of this Agreement, this Section 4.14 contains the exclusive representations and warranties of the Company and the Company Subsidiaries with respect to environmental matters, Environmental Laws and Hazardous Substances.

Section 4.15                             Properties.

(a)                                 Section 4.15(a)(i) of the Company Disclosure Letter sets forth a list of the address of each Company Property and whether such Company Property is owned, leased or subleased. As of the date of this Agreement, neither the Company nor any Company Subsidiary is under contract to purchase, lease or sublease any real property.  Neither the Company nor any Company Subsidiary owns any mortgage notes receivables or commercial mortgage backed or similar securities.

(b)                                 Either the Company or a Company Subsidiary owns good and marketable fee simple or leasehold (as applicable) title to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens.

(c)                                  To the Knowledge of the Company, (i) except for the certificates, permits and licenses that are the subject of Section 4.14, which are addressed solely in such section, no certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (and there is no pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (ii) there exists no uncured violation of any Laws affecting any of the Company Properties that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)                                 No condemnation, eminent domain or similar proceeding is pending with respect to any owned Company Property, and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property, except with respect to each of clauses (i) and (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(e)                                  The information set forth in the rent rolls for each of the Company Properties, as of September 7, 2018, is true and correct in all material respects. There are no ground leases or other leases for the Company Properties to which the Company or any Company Subsidiary is the lessee or sublessee (collectively, “Company Tenant Leases”).

(f)                                   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has given written notice of breach or violation of, or default under, any Company Landlord Lease, nor, to the Knowledge of the Company, is any counterparty in breach or violation of, or default under, any Company Tenant Lease or Company Landlord Lease (other than any Company Antenna Lease), in each case, which violation or breach remains outstanding and uncured, (ii) no tenant under a Company Landlord Lease is in monetary default under such Company Landlord Lease (other than any Company Antenna Lease), which default remains outstanding and uncured, (iii) each Company Tenant Lease and Company Landlord Lease (other than any Company Antenna Lease) is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), and (iv) except as set forth in Section 4.15(f)(iv) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is responsible for any outstanding Tenant Improvements, Tenant Improvement allowances or leasing commissions required in connection with any Company Tenant Lease or Company Landlord Lease (other than any Company Antenna Lease).

(g)                                  Except as set forth in the Company Title Insurance Policies, there are no pending Tax abatements or exemptions specifically affecting any of the Company Properties, and neither the Company nor any Company Subsidiary has received any written notice of any proposed increase in the assessed valuation of any Company Property, except in each case for any such Taxes or assessment that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(h)                                 Except for the Company Permitted Liens, as set forth in the Company Landlord Leases, or as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company or any Company Subsidiary, which, in each case, is in favor of any party other than the Company or any Company Subsidiary (a “Company Third Party”).

(i)                                     Except pursuant to a Company Landlord Lease or any Company Tenant Lease, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(j)                                    For each Company Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, the fee simple title interest (together with appurtenant easements) held by the Company or the applicable Company Subsidiary with respect to the Company Properties that are not subject to the Company Tenant Leases, and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that the Company or the applicable Company Subsidiary holds with respect to each Company Property that is subject to a Company Tenant Lease (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

(k)                                 To the Knowledge of the Company, no Company Property is (i) under development as of the date hereof (other than normal repair and maintenance), or (ii) subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business or as required pursuant to the Company Landlord Leases or Company Tenant Leases.

(l)                                     Section 4.15(l) of the Company Disclosure Letter lists the parties currently providing leasing brokerage services or third party property management services to the Company or any Company Subsidiary and identifies the Company Properties to which such leasing brokerage services or third party management services apply. To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor any counterparty is in breach or violation of, or default under, any leasing brokerage or third party management services agreement or arrangement to the Company or any Company Subsidiary, which breach or violation, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(m)                             The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all tangible personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. None of the Company’s or any Company Subsidiary’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Company Permitted Liens and Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(n)                                 (i) There are no structural defects, or violations of Law, relating to any Company Property that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect, and (ii) no physical damage has occurred at any Company Property that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

Section 4.16                             Material Contracts.

(a)                                 Except for (i) this Agreement and the Registration Agreement, (ii) contracts filed as exhibits to the Company SEC Documents filed prior to the date hereof, and (iii) contracts that (A) will be fully performed and satisfied as of or prior to Closing, or (B) are by and among only the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries, Section 4.16(a) of the Company Disclosure Letter sets forth a list of each contract, oral or written, to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets are bound (other than Company Landlord Leases, Company Tenant Leases and other Company Permitted Liens) which, as of the date hereof:

(i)                                     is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(ii)                                  is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;

(iii)                               obligates the Company or any Company Subsidiary to make any non-contingent expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations), except for (A) any contract which provides for routine property-level maintenance or service and is terminable upon not more than sixty (60) days’ notice without a material penalty or premium, and (B) any contracts which obligate the Company or any Company Subsidiary to make aggregate annual expenditures of not more than $1,000,000, provided that the unexpired term of such contract is not more than five (5) years;

(iv)                              contains any material non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or, upon consummation of the Merger and the other Transactions, Parent or Parent Subsidiaries, or which materially restricts the conduct of any business conducted by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business;

(v)                                 obligates the Company or any Company Subsidiary to indemnify any past or present trustees, directors, officers, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary is the indemnitor, other than any Company Governing Documents or any Company Subsidiary Governing Documents;

(vi)                              evidences Indebtedness of the Company or any Company Subsidiary to any Person, or any guaranty thereof, in excess of $10,000,000;

(vii)                           is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon the Company or any Company Subsidiary after the date of this Agreement;

(viii)                        (A) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Landlord Lease or Company Tenant Lease pursuant to the terms thereof), (B) gives any Company Third Party the right to buy any Company Property or obligates the Company or any Company Subsidiary to acquire, sell or enter into any lease for any real property, or (C) involves any pending or contemplated merger, consolidation or similar business combination transaction;

(ix)                              relates to a joint venture, partnership, strategic alliance or similar arrangement that is material to the Company or relates to or involves a sharing of a material amount of revenues, profits, losses, costs or liabilities by the Company or any Company Subsidiary with any Person;

(x)                                 contains restrictions on the ability of the Company or any Company Subsidiary to pay dividends or other distributions (other than pursuant to any Company Governing Documents, any Company Subsidiary Governing Documents or the Company Existing Loan Documents);

(xi)                              is material to the Company and is with a Governmental Authority; or

(xii)                           constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances or rent relief made under the Company Landlord Leases or grants of relief as to the timing for the payment of rent in the ordinary course of business in connection with or pursuant to the Company Landlord Leases or pursuant to any disbursement agreement, development agreement or development addendum entered into in connection with a Company Landlord Lease with respect to the development, construction or equipping of the Company Properties or the funding of improvements to the Company Properties).

(b)                                 Each contract in any of the categories set forth in Section 4.16(a)(i) through (xii) to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof, including any contracts filed as exhibits to the Company SEC Documents prior to the date hereof, is referred to herein as a “Company Material Contract.” For the avoidance of doubt, the term “Company Material Contract” does not include any Company Landlord Leases or Company Tenant Leases.

(c)                                  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); (ii) the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof; and (iii) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract. Neither the Company nor any Company Subsidiary has received written notice of any violation or default under any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of termination under any Company Material Contract, and, to the Knowledge of the Company, no party to any Company Material Contract has threatened to cancel any Company Material Contract, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.17                             Insurance.  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the Company maintains all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Company Tenant Lease; (ii) all premiums due and payable under all insurance policies, fidelity bonds and other insurance contracts providing coverage for the Company’s and the Company Subsidiaries’ businesses and for all Company Properties other than title insurance policies (the “Company Insurance Policies”) have been paid; (iii) the Company and the Company Subsidiaries have otherwise complied with the terms and conditions of all Company Insurance Policies; (iv) to the Knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect; (v) no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any Company Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation; and (vi) the Company Insurance Policies include such insurance in such amounts and with respect to risks and losses, which the Company believes are adequate for the risks customary in the businesses of the Company and the Company Subsidiaries.

Section 4.18                             Opinion of Financial Advisor.  The Company Special Committee has received the written opinion of UBS Securities LLC (or an oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Shares (other than holders of Excluded Shares).

Section 4.19                             Approval Required.  With respect to the Company, the Company Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of the Company necessary to approve the Merger and the other Transactions.

Section 4.20                             Brokers.  Section 4.20 of the Company Disclosure Letter contains an accurate and complete description of the fees and expenses payable to UBS Securities LLC by the Company in connection with the Merger and the other Transactions.  Except for the fees and expenses described in Section 4.20 of the Company Disclosure Letter, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.21                             Investment Company Act.  Neither the Company nor any Company Subsidiary, is, or at the Effective Time will be, or will be required to be, registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.22                             Takeover Statutes.  Assuming the accuracy of the representations and warranties set forth in Section 5.3, the Company has taken all action required to render inapplicable to the Merger and the other Transactions any Takeover Statutes applicable to the Merger or the other Transactions. No dissenters’, appraisal or similar rights are available to the holders of the Company Common Shares with respect to the Merger or the other Transactions.

Section 4.23                             ILPT Distribution.  The consummation by the Company of the ILPT Distribution will not (i) conflict with or violate any provision of the declaration of trust or bylaws of ILPT, each as in effect as of the date hereof, (ii) conflict with or violate any Law applicable to ILPT or by which any of its properties or assets is bound or (iii) require any notice, consent or approval under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of ILPT under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to a right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of ILPT pursuant to any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which ILPT is a party except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.24                             No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article 4 and in any closing certificate delivered by the Company pursuant to Article 8, neither the Company nor any Person acting on its behalf has made or makes any express or implied representation or warranties.  Each of Parent and Merger Sub acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger and the other Transactions it has relied solely upon the express representations and warranties of the Company set forth in this Article 4 and in any closing certificate delivered by the Company pursuant to Article 8.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter prepared by Parent and Merger Sub with numbering corresponding to the numbering of this Article 5, delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent and Merger Sub, and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Parent Disclosure Letter, or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent, Merger Sub or any other Parent Subsidiary is a party exists or has actually occurred, or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2015 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 5); provided, that the disclosure in such Parent SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 5.2, each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Company that:

Section 5.1                                    Organization and Qualification; Subsidiaries.

(a)                                 Parent is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. Parent has all requisite trust power and authority to own, lease and, to the extent applicable, operate the Parent Properties or other assets owned by Parent and to conduct its business as it is being conducted as of the date of this Agreement. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Parent Properties or other assets owned, leased or, to the extent applicable, operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. The copies of the Parent Governing Documents most recently filed with the Parent SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. Parent is in compliance in all material respects with the terms of the Parent Governing Documents.

(b)                                 Merger Sub is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland for the purpose of engaging in the Transactions. Merger Sub has all requisite trust power and authority to conduct its business as it is being conducted as of the date of this Agreement. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  Section 5.1(c) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Parent Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by Parent or a Parent Subsidiary in each Parent Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary, and (iv) the classification for United States federal income Tax purposes of each Parent Subsidiary as a REIT, a QRS, a TRS, or a partnership. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate the Parent Properties and its other assets and to conduct its business as it is being conducted as of the date of this Agreement. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Parent Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Subsidiary is in compliance with the terms of its respective Parent Subsidiary Governing Documents.

(d)                                 Except as set forth in Section 5.1(d) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term investment securities). The Company Common Shares listed in Section 5.1(d) of the Parent Disclosure Letter as owned by Parent are owned free and clear of all Liens.

Section 5.2                                    Capitalization.

(a)                                 As of the date of this Agreement, (i) the authorized shares of beneficial interest of Parent consist of 150,000,000 Parent Common Shares and (ii) (A) 99,221,074 Parent Common Shares are issued and outstanding, and (B) 1,417,966 Parent Common Shares are reserved for future issuance pursuant to the Parent Equity Compensation Plan.

(b)                                 (i) All of the issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid and non-assessable and no class or series of shares of beneficial interest of Parent is entitled to preemptive rights; (ii) all Parent Common Shares that may be issued in connection with the Merger pursuant to Section 3.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, (iii) all Parent Common Shares reserved for future issuance as noted in Section 5.2(a)(ii)(B) above, shall be, when issued in accordance with the terms and conditions of the Parent Equity Compensation Plan and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (iv) there are no outstanding bonds, debentures, notes or other Indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Parent Common Shares may vote.

(c)                                  All of the outstanding shares of beneficial interest or capital stock of each Parent Subsidiary that is a real estate investment trust or corporation, respectively, are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each Parent Subsidiary that is a limited liability company or partnership are duly authorized and validly issued. Parent owns, directly or indirectly, all of the issued and outstanding shares of beneficial interest or capital stock or other equity interests of each Parent Subsidiary free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required.

(d)                                 There are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound obligating Parent or any Parent Subsidiary to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of Parent or any Parent Subsidiary, or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests of Parent or any Parent Subsidiary.

(e)                                  Other than as set forth in Section 5.2(e) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of Parent or any Parent Subsidiary.

(f)                                   Except as set forth in Section 5.2(f) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of its securities under the Securities Act.

(g)                                  All of the shares of beneficial interest of Merger Sub are owned by, and have always been owned by, Parent. All of the shares of beneficial interest of Merger Sub are duly authorized and validly issued, and are not entitled to any preemptive rights.

Section 5.3                                    Authority.

(a)                                 Each of Parent and Merger Sub has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the Merger and the other Transactions to which Parent or Merger Sub is a party. Subject, with respect to the issuance of Parent Common Shares contemplated by this Agreement, to receipt of the Parent Shareholder Approval, and with respect to the Merger, to the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland SDAT, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other Transactions to which Parent or Merger Sub is a party, have been duly and validly authorized by all necessary real estate investment trust action on the part of Parent and Merger Sub, and no other real estate investment trust proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the Merger or the other Transactions to which Parent or Merger Sub is a party. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Parent nor to the knowledge of Parent any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of the Company.

(b)                                 The Parent Board, at a duly called and held meeting, has unanimously (i) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other Transactions to which Parent or Merger Sub is a party, (ii) directed that the issuance of Parent Common Shares contemplated by this Agreement be submitted for consideration at the Parent Shareholder Meeting, and (iii) resolved to recommend that the holders of the Parent Common Shares vote in favor of approval of the issuance of Parent Common Shares contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3. In addition, Parent, in its capacity as the sole shareholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub, and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other Transactions to which Merger Sub is a party.

Section 5.4                                    No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Merger and the other Transactions to which Parent or Merger Sub is a party, do not and will not (i) assuming receipt of the Parent Shareholder Approval, conflict with or violate any provision of any Parent Governing Documents, (ii) assuming receipt of the Parent Shareholder Approval, conflict with or violate any provision of any Parent Subsidiary Governing Documents, (iii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound, or (iv) except as set forth in Section 5.4(a)(iv) of the Parent Disclosure Letter, require any notice, consent or approval (except as contemplated by Section 5.4(b)) under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary pursuant to any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or any Parent Subsidiary is a party except, as to clauses (ii), (iii) and (iv) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Merger and the other Transactions to which Parent or Merger Sub is a party, do not and will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and, with respect to Parent, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Articles of Merger with, and the acceptance of the Articles of Merger for record by, the Maryland SDAT, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.5                                    Compliance with Laws; Permits.

(a)                                 Since January 1, 2015: (i) Parent and each Parent Subsidiary has complied and is in compliance with all (A) Laws applicable to Parent and the Parent Subsidiaries or by which any property or asset of Parent or any Parent Subsidiary is bound, and (B) Parent Permits, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary, alleging any non-compliance with any such Laws, except in the case of each of clauses (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.5(a), (i) the provisions of Section 5.5(a)(i)(A) and Section 5.5(a)(ii) shall not apply to Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.14 and (ii) the provisions of Section 5.5(a)(i)(B) shall not apply to Parent Permits addressed in Section 5.14 and Section 5.15.

(b)                                 Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14 and Section 5.15, which are addressed solely in those Sections, Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for Parent and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (“Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any such Parent Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written claim or notice that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.6                                    Parent SEC Documents and Financial Statements.

(a)                                 Except as set forth in Section 5.6(a) of the Parent Disclosure Letter, Parent has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 1, 2015 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the SOX Act) (such documents, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”). No Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, except as set forth in Section 5.6(a) of the Parent Disclosure Letter, the Parent SEC Documents did not (or with respect to the Parent SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished (as applicable) by Parent prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the SOX Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any Parent SEC Document, and to the Knowledge of Parent, no Parent SEC Document is the subject of ongoing SEC review and (ii) to the Knowledge of Parent, there are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened.

(b)                                 At all applicable times, Parent has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of NYSE or Nasdaq, as applicable.

(c)                                  The consolidated financial statements of Parent and the Parent Subsidiaries included, or incorporated by reference, in the Parent SEC Documents filed prior to the date of this Agreement, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and the Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.

(d)                                 Except as set forth in Section 5.6(d) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any other Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent’s or any such Parent Subsidiary’s audited financial statements or other Parent SEC Documents.

(e)                                  Neither Parent nor any Parent Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any “extensions of credit” (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any Parent Subsidiary. Parent is in compliance with all applicable provisions of the SOX Act, except for any non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(f)                                   Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and the Parent Subsidiaries are being made only in accordance with authorizations of Parent management and the Parent Board (or an authorized committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and each Parent Subsidiary’s assets that could have a material effect on Parent’s consolidated financial statements. Parent has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (x) any significant deficiency and material weakness in the design or operation of Parent’s internal control over financial reporting that is reasonably likely to adversely affect Parent’s ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves Parent management.

(g)                                  Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

Section 5.7                                    Absence of Certain Changes.  From December 31, 2017 through the date of this Agreement, (a) Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.

Section 5.8                                    No Undisclosed Liabilities.  There are no liabilities of Parent or any Parent Subsidiary of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of Parent or in the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on Parent’s consolidated balance sheet (including the notes thereto) included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, (b) liabilities incurred in connection with or as a result of this Agreement, the Merger or the other Transactions, (c) liabilities for future performance under any contracts to which Parent or any Parent Subsidiary is a party or bound, or (d) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, except for any such liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.9                                    Litigation.  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any director, trustee or officer thereof or any Parent Properties or other assets owned thereby, and (b) neither Parent nor any Parent Subsidiary, nor any of the Parent Properties, is subject to any outstanding Order of any Governmental Authority.

Section 5.10                             Taxes.

(a)                                 Parent and each Parent Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true and complete. Parent and each Parent Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

(b)                                 Parent: (i) for each of its taxable years commencing with its taxable year ended December 31, 2009, and through and including its taxable year ending December 31, 2017 (and, if the Closing Date occurs after December 31, 2018, through and including its taxable year ending December 31, 2018) has qualified for taxation as a REIT; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification for taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification for taxation as a REIT or a challenge by the IRS or any other Governmental Authority to its qualification for taxation as a REIT under the Code; and (iii) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code through and after the Effective Time. No challenge to Parent’s qualification for taxation as a REIT is pending or, to the Knowledge of Parent, has been threatened.

(c)                                  There are no current material audits, examinations or other proceedings pending with regard to any Taxes of Parent or the Parent Subsidiaries. Parent and the Parent Subsidiaries have not received a written notice or announcement of any audits or proceedings.

(d)                                 Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a partnership, joint venture or limited liability company and that has not elected to be a TRS has been since its formation treated for United States federal income Tax purposes as a partnership or QRS, as the case may be, and not as a corporation or an association taxable as a corporation. Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a corporation for United States federal income Tax purposes, either (i) qualifies as a QRS, (ii) has jointly elected with Parent to be treated as a TRS under Section 856(l)(1) of the Code effective as of the later of the date such Parent Subsidiary or other entity was formed or the date such Parent Subsidiary or other entity was acquired (directly or indirectly) by Parent, (iii) is an automatic TRS under Section 856(l)(2) of the Code that has filed an IRS Form 8875 or has been listed as an automatic TRS thereon, or (iv) is a REIT.

(e)                                  Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) or 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7), nor has any of them disposed of any such asset during its current taxable year.

(f)                                   Each of Parent and each Parent Subsidiary has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)                                  There are no Parent Tax Protection Agreements in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of Parent threatened to raise, a claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement or a claim that the Merger or the other Transactions will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement.

(h)                                 There are no Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.

(i)                                     There are no Tax allocation, indemnity, or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, other than (i) agreements or arrangements solely by or among two or more of Parent or any of the Parent Subsidiaries, or (ii) customary indemnification provisions contained in credit or other commercial agreements (which agreements do not primarily relate to Taxes). After the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j)                                    Neither Parent nor any Parent Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k)                                 Neither Parent nor any Parent Subsidiary has been (i) a “distributing corporation” or a “controlled corporation” (within the meaning of Treasury Regulations Section 1.337(d)-7T(f)(2)) or (ii) a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (all within the meaning of Section 355 of the Code), in each case in a distribution of shares qualifying or intended to qualify for tax-free treatment under Sections 355 or 356 of the Code (x) since December 7, 2015 or (y) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or the other Transactions.

(l)                                     As of December 31 of each taxable year of Parent from and since Parent’s taxable year ended December 31, 2009, and as of the date hereof, neither Parent nor any Parent Subsidiary (other than TRSs) had, or has, any current or accumulated earnings and profits attributable to Parent or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(m)                             Since Parent’s formation, Parent has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. Parent has not engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest”, or “redetermined TRS service income” as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary.

(n)                                 No deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required. Neither Parent nor any Parent Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Tax by that jurisdiction, or (iv) has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(o)                                 Neither Parent nor any Parent Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Merger and the other Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(p)                                 Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(q)                                 Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

(r)                                    To the Knowledge of Parent, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.11                             Labor and Other Employment Matters; Employee Benefit Plans.

(a)                                 Neither Parent nor any Parent Subsidiary has any common law employees.

(b)                                 Except for the Parent Equity Compensation Plan, neither Parent, nor any Parent Subsidiary nor any ERISA Affiliate of Parent, (i) maintains, or is required to maintain, any Benefit Plans, (ii) has ever been required to maintain or sponsor any Benefit Plans, or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.12                             Information Supplied.

(a)                                 None of the information supplied or to be supplied in writing by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the holders of the Company Common Shares and the holders of the Parent Common Shares, at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with this Agreement, the Merger and the other Transactions, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)                                 Notwithstanding anything to the contrary in this Section 5.12, Parent makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to Parent by or on behalf of the Company.

Section 5.13                             Intellectual Property; Security Breaches.

(a)                                 As of the date of this Agreement, neither Parent nor any Parent Subsidiary: (i) owns any registered trademarks, service marks, Internet domain names, patents or copyrights, (ii) has any pending applications or registrations for any trademarks, service marks,

Internet domain names, patents or copyrights, or (iii) is a party to any licenses, contracts or agreements pursuant to which Parent or any Parent Subsidiary obtains the right to use any material trademarks, service marks, Internet domain names, patents or copyrights (other than any license of or other right to use commercially available software or data in the ordinary course of business), in each case with respect to the Intellectual Property described in clauses (i)-(iii), that is material to the operation of Parent and the Parent Subsidiaries, taken as a whole. To the Knowledge of Parent, no Intellectual Property used by Parent or any Parent Subsidiary in the conduct of its business as currently conducted infringes or otherwise violates any Intellectual Property rights of any third Person, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, no claims are pending, or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary as of the date hereof, contesting the validity, enforceability, ownership or use of any Intellectual Property owned by Parent or any Parent Subsidiary or alleging that the conduct of its business as currently conducted by Parent or any Parent Subsidiary infringes or otherwise violates any Intellectual Property rights of any third Person. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries own the entire right, title and interest in and to, or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted; provided that the foregoing shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons. Notwithstanding any other provision of this Agreement, this Section 5.13(a) contains the exclusive representations and warranties of Parent and the Parent Subsidiaries with respect to Intellectual Property matters.

(b)                                 Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, to the Knowledge of Parent, neither Parent nor any Parent Subsidiary has, in the two (2) year period prior to the date hereof, experienced any breach of the security of its information technology systems, or any personal or other sensitive information in its possession or under its control.

Section 5.14                             Environmental Matters.  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(a)                                 Parent and the Parent Subsidiaries are and at all times during the past five (5) years have been in compliance with all Environmental Laws.

(b)                                 Parent and the Parent Subsidiaries have all Environmental Permits necessary to own or lease their respective Parent Properties and conduct their current operations and are in compliance with such Environmental Permits.

(c)                                  Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any Parent Subsidiary, in each case, which remains unresolved or for which Parent or any Parent Subsidiary remains obligated. There is no Action pending, or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(d)                                 To the Knowledge of Parent, neither Parent nor any Parent Subsidiary, nor any third Person, has caused any release of a Hazardous Substance, or has permitted the existence at any Parent Property of a Hazardous Substance, that is in violation of any Environmental Law, or would reasonably be expected to require investigation or remediation by Parent or any Parent Subsidiary under any Environmental Law, or would reasonably be expected to result in liability to Parent or any Parent Subsidiary.

(e)                                  Notwithstanding any other provision of this Agreement, this Section 5.14 contains the exclusive representations and warranties of Parent and the Parent Subsidiaries with respect to environmental matters, Environmental Laws and Hazardous Substances.

Section 5.15                             Properties.

(a)                                 Section 5.15(a)(i) of the Parent Disclosure Letter sets forth a list of the address of each Parent Property and whether such Parent Property is owned, leased or subleased. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is under contract to purchase, lease or sublease any real property. Section 5.15(a)(ii) of the Parent Disclosure Letter sets forth a list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by Parent or any Parent Subsidiary.

(b)                                 Either Parent or a Parent Subsidiary owns good and marketable fee simple or leasehold (as applicable) title to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens.

(c)                                  To the Knowledge of Parent, (i) except for the certificates, permits and licenses that are the subject of Section 5.14, which are addressed solely in such section, no certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement (and there is no pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and (ii) there exists no uncured violation of any Laws affecting any of the Parent Properties that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(d)                                 No condemnation, eminent domain or similar proceeding is pending with respect to any owned Parent Property, and neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property, except with respect to each of clauses (i) and (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(e)                                  The information set forth in the rent rolls for each of the Parent Properties, as of September 7, 2018, is true and correct in all material respects. Section 5.15(e) of the Parent Disclosure Letter sets forth all ground leases and other leases for the Parent Properties to which Parent or any Parent Subsidiary is the lessee or sublessee (collectively, “Parent Tenant Leases”).

(f)                                   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary has given written notice of breach or violation of, or default under, any Parent Landlord Lease, nor, to the Knowledge of Parent, is any counterparty in breach or violation of, or default under, any Parent Tenant Lease or Parent Landlord Lease (other than any Parent Antenna Lease), in each case, which violation or breach remains outstanding and uncured, (ii) no tenant under a Parent Landlord Lease is in monetary default under such Parent Landlord Lease (other than any Parent Antenna Lease), which default remains outstanding and uncured, (iii) each Parent Tenant Lease and Parent Landlord Lease (other than any Parent Antenna Lease) is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), and (iv) except as set forth in Section 5.15(f)(iv) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is responsible for any outstanding Tenant Improvements, Tenant Improvement allowances or leasing commissions required in connection with any Parent Tenant Lease or Parent Landlord Lease (other than any Parent Antenna Lease).

(g)                                  Except as set forth in the Parent Title Insurance Policies, there are no pending Tax abatements or exemptions specifically affecting any of the Parent Properties, and neither Parent nor any Parent Subsidiary has received any written notice of any proposed increase in the assessed valuation of any Parent Property, except in each case for any such Taxes or assessment that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(h)                                 Except for the Parent Permitted Liens, as set forth in the Parent Landlord Leases, as set forth in Section 5.15(h) of the Parent Disclosure Letter, or as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by Parent or any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or any Parent Subsidiary (a “Parent Third Party”).

(i)                                     Except pursuant to a Parent Landlord Lease or any Parent Tenant Lease, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.

(j)                                    For each Parent Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, the fee simple title interest (together with appurtenant easements) held by Parent or the applicable Parent Subsidiary with respect to the Parent Properties that are not subject to the Parent Tenant Leases, and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that Parent or the applicable Parent Subsidiary holds with respect to each Parent Property that is subject to a Parent Tenant Lease (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”).  No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would be material to any Parent Property.

(k)                                 To the Knowledge of Parent, no Parent Property is (i) under development as of the date hereof (other than normal repair and maintenance), or (ii) subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business or as required pursuant to the Parent Landlord Leases or the Parent Tenant Leases.

(l)                                     Section 5.15(l) of the Parent Disclosure Letter lists the parties currently providing leasing brokerage services or third party property management services to Parent or any Parent Subsidiary and identifies the Parent Properties to which such leasing brokerage services or third party management services apply. To the Knowledge of Parent, neither Parent nor any Parent Subsidiary nor any counterparty is in breach or violation of, or default under, any leasing brokerage or third party management services agreement or arrangement to Parent or any Parent Subsidiary, which breach or violation, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(m)                             Parent and the Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all tangible personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent’s or any Parent Subsidiary’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Parent Permitted Liens and Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(n)                                 (i) There are no structural defects, or violations of Law, relating to any Parent Property that, individually or in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (ii) no physical damage has occurred at any Parent Property that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

Section 5.16                             Material Contracts.

(a)                                 Except for (i) this Agreement and the Registration Agreement, (ii) contracts filed as exhibits to the Parent SEC Documents filed prior to the date hereof, and (iii) contracts that (A) will be fully performed and satisfied as of or prior to Closing, or (B) are by and among only Parent and any wholly owned Parent Subsidiary or among wholly owned Parent Subsidiaries, Section 5.16(a) of the Parent Disclosure Letter sets forth a list of each contract, oral or written, to which Parent or any Parent Subsidiary is a party or by which any of them or any of their properties or assets are bound (other than Parent Landlord Leases, Parent Tenant Leases and other Parent Permitted Liens) which, as of the date hereof:

(i)                                     is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(ii)                                  is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;

(iii)                               obligates Parent or any Parent Subsidiary to make any non-contingent expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations), except for (A) any contract which provides for routine property-level maintenance or service and is terminable upon not more than sixty (60) days’ notice without a material penalty or premium, and (B) any contracts which obligate Parent or any Parent Subsidiary to make aggregate annual expenditures of not more than $1,000,000, provided that the unexpired term of such contract is not more than five (5) years;

(iv)                              contains any material non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any Parent Subsidiary, or, upon consummation of the Merger and the other Transactions, the Company or the Company Subsidiaries, or which materially restricts the conduct of any business conducted by Parent or any Parent Subsidiary or any geographic area in which Parent or any Parent Subsidiary may conduct business;

(v)                                 obligates Parent or any Parent Subsidiary to indemnify any past or present trustees, directors, officers, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or any Parent Subsidiary is the indemnitor, other than any Parent Governing Documents or any Parent Subsidiary Governing Documents;

(vi)                              evidences Indebtedness of Parent or any Parent Subsidiary to any Person, or any guaranty thereof, in excess of $10,000,000;

(vii)                           is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon Parent or any Parent Subsidiary after the date of this Agreement;

(viii)                        (A) requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Landlord Lease or Parent Tenant Lease pursuant to the terms thereof), (B) gives any

Parent Third Party the right to buy any Parent Property or obligates Parent or any Parent Subsidiary to acquire, sell or enter into any lease for any real property, or (C) involves any pending or contemplated merger, consolidation or similar business combination transaction;

(ix)                              relates to a joint venture, partnership, strategic alliance or similar arrangement that is material to Parent or relates to or involves a sharing of a material amount of revenues, profits, losses, costs or liabilities by Parent or any Parent Subsidiary with any Person;

(x)                                 contains restrictions on the ability of Parent or any Parent Subsidiary to pay dividends or other distributions (other than pursuant to any Parent Governing Documents, any Parent Subsidiary Governing Documents);

(xi)                              is material to Parent and is with a Governmental Authority; or

(xii)                           constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances or rent relief made under the Parent Landlord Leases or grants of relief as to the timing for the payment of rent in the ordinary course of business in connection with or pursuant to the Parent Landlord Leases or pursuant to any disbursement agreement, development agreement or development addendum entered into in connection with a Parent Landlord Lease with respect to the development, construction or equipping of the Parent Properties or the funding of improvements to the Parent Properties).

(b)                                 Each contract in any of the categories set forth in Section 5.16(a)(i) through (xii) to which Parent or any Parent Subsidiary is a party or by which it is bound as of the date hereof, including any contracts filed as exhibits to the Parent SEC Documents prior to the date hereof, is referred to herein as a “Parent Material Contract.” For the avoidance of doubt, the term “Parent Material Contract” does not include any Parent Landlord Leases or Parent Tenant Leases.

(c)                                  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); (ii) Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof; and (iii) neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Parent Material Contract. Neither Parent nor any Parent Subsidiary has received written notice of any violation or default under any Parent Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received written notice of termination under any Parent Material Contract, and, to the Knowledge of Parent, no party to any Parent Material Contract has threatened to cancel any Parent Material Contract, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.17                             Insurance.  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect: (i) Parent maintains all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Parent Tenant Lease; (ii) all premiums due and payable under all insurance policies, fidelity bonds and other insurance contracts providing coverage for Parent’s and the Parent Subsidiaries’ businesses and for all Parent Properties other than title insurance policies (the “Parent Insurance Policies”) have been paid; (iii) Parent and the Parent Subsidiaries have otherwise complied with the terms and conditions of all Parent Insurance Policies; (iv) to the Knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect; (v) no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any Parent Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation; and (vi) the Parent Insurance Policies include such insurance in such amounts and with respect to risks and losses, which Parent believes are adequate for the risks customary in the businesses of Parent and the Parent Subsidiaries.

Section 5.18                             Opinion of Financial Advisor.  The Parent Special Committee has received the written opinion of Citigroup Global Markets Inc., to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications , limitations and other matters set forth in such opinion, the Exchange Ratio of 1.04 Parent Common Shares for each Company Common Share provided for pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 5.19                             Approval Required.  With respect to Parent, the Parent Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of Parent necessary to approve the issuance of the Parent Common Shares in the Merger as contemplated by this Agreement and the Parent Articles of Amendment.

Section 5.20                             Brokers.   Section 5.20 of the Parent Disclosure Letter contains an accurate and complete description of the fees and expenses payable to Citigroup Global Markets Inc. by Parent in connection with the Merger and the other Transactions. Except for the fees and expenses described in Section 5.20 of the Parent Disclosure Letter, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 5.21                             Investment Company Act.  Neither Parent nor any Parent Subsidiary, is, or at the Effective Time will be, or will be required to be, registered as an investment company under the Investment Company Act of 1940, as amended.

Section 5.22                             Takeover Statutes.  Assuming the accuracy of the representations and warranties set forth in Section 4.3, Parent and Merger Sub have taken all action required to render inapplicable to the Merger and the other Transactions any Takeover Statutes applicable to the Merger or the other Transactions. No dissenters’, appraisal or similar rights are available to the holders of the Parent Common Shares with respect to the Merger or the other Transactions.

Section 5.23                             No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article 5 and in any closing certificate delivered by Parent and Merger Sub pursuant to Article 8, neither of Parent or Merger Sub nor any Person acting on their behalf has made or makes any express or implied representation or warranties. The Company acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger and the other Transactions it has relied solely upon the express representations and warranties of Parent and Merger Sub set forth in this Article 5 and in any closing certificate delivered by Parent pursuant to Article 8.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1                                    Conduct of Business by the Company Pending the Closing.

(a)                                 The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) as expressly contemplated or permitted by this Agreement, including Section 7.3, (ii) as may be required by Law, or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (A) shall, and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, and (B) agrees that during the Interim Period the Company shall not, and shall not permit any Company Subsidiary to:

(i)                                     amend or propose to amend the Company Governing Documents or any Company Subsidiary Governing Documents (including by merger, consolidation or otherwise) or (A) grant any exception pursuant to Section 7.2(e)(i) of the Company Charter, or (B) establish or increase an “Excepted Holder Limit” for any “Excepted Holder”, as such terms are defined in Section 7.1 of the Company Charter;

(ii)                                  split, combine, subdivide, consolidate or reclassify any Company Common Shares, capital stock or other equity interests of the Company;

(iii)                               declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock or other equity interests of the Company or any Company Subsidiary or otherwise make any payment to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment of cash dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $2.04 per Company Common Share

(including, to the extent the Company has given Parent at least three (3) Business Days’ prior written notice of its intent to declare such a prorated dividend or other distribution, any prorated amount from the date of the payment of the last such regular dividend or distribution through the Closing Date), (B) the declaration and payment of the ILPT Distribution, (C) the declaration and payment of dividends or other distributions to the Company or a direct or indirect wholly owned Company Subsidiary by any direct or indirect wholly owned Company Subsidiary, or (D) dividends or other distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.1(a)(iii), the Company may, with Parent’s consent (which consent shall not be unreasonably conditioned, withheld or delayed), make any applicable Company Special Distribution, it being understood that Parent may condition its consent upon an appropriate reduction of the Exchange Ratio to be agreed upon by the Parties;

(iv)                              redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of the Company or any Company Subsidiary, except (A) with respect to the repurchase of Company Common Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Compensation Plan, or (B) in accordance with Article VII of the Company Charter;

(v)                                 issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any shares of beneficial interest, capital stock or other equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for (A) issuances by a wholly owned, directly or indirectly, Company Subsidiary to the Company or another existing wholly owned, directly or indirectly, Company Subsidiary, or (B) issuances of Company Common Shares pursuant to the Company Equity Compensation Plan in the ordinary course of business consistent with past practice;

(vi)                              acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property (other than real property at a total cost of less than $50,000,000 in the aggregate), personal property (other than personal property at a total cost of less than $20,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) as required by any of the Company Landlord Leases (or any lease entered into in accordance with Section 6.1(a)(xi)), or (B) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary;

(vii)                           sell, pledge, assign, transfer, lease, license, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets, except (A) for sales of real property at a total price of less than $50,000,000 in the aggregate or assets at a total price of less than $20,000,000 in the aggregate, (B) for the declaration and payment of the ILPT Distribution, (C) as set forth in Section 6.1(a)(vii) of the Company Disclosure Letter, (D) as permitted pursuant to Section 6.1(a)(xi), (E) for Company Permitted Liens, or (F) sales to any Persons pursuant to existing purchase rights or options as described in Section 6.1(a)(vii) of the Company Disclosure Letter;

(viii)                        incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person in excess of $10,000,000 in the aggregate (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company Credit Agreement in the ordinary course of business consistent with past practice, (B) to refinance at maturity or in connection with the Transactions any existing Indebtedness of the Company or the Company Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof, (C) Indebtedness incurred pursuant to obligations under any Company Landlord Leases (or any lease entered into in accordance with Section 6.1(a)(xi)), or (D) loans or advances by the Company or a direct or indirect wholly owned Company Subsidiary to a direct or indirect wholly owned Company Subsidiary, and, in each case, to the extent the terms of such Indebtedness do not, in the Company’s reasonable judgment at the time of such incurrence, have a Company Material Adverse Effect;

(ix)                              make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business, except (A) by the Company or a wholly owned Company Subsidiary to or for the benefit of the Company or a wholly owned Company Subsidiary or (B) loans or advances required to be made under any of the Company Landlord Leases (or any lease entered into in accordance with Section 6.1(a)(xi));

(x)                                 enter into, renew, modify, amend or terminate in a manner adverse to the Company or any Company Subsidiary, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement, the Merger or the other Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount or interest payable thereunder or otherwise have a Company Material Adverse Effect, (C) as may be reasonably necessary to comply with the terms of this Agreement, or (D) the entry into any agreement, modification, amendment, waiver or consent as may be necessary to consummate the transactions contemplated by Section 6.1(a)(vii), provided that any such agreement, modification, amendment, waiver or consent does not have a Company Material Adverse Effect;

(xi)                              enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Company Landlord Lease or Company Tenant Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Landlord Lease or Company Tenant Lease), except (A) in the ordinary course of business consistent with past practice, or (B) for any termination or renewal in accordance with the terms of any existing Company Landlord Lease or Company Tenant Lease;

(xii)                           waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary in an amount in excess of $10,000,000 before it is due in accordance with its terms;

(xiii)                        settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against the Company or any of the Company Subsidiaries involving an amount paid in settlement in excess of, $5,000,000 individually or $25,000,000 in the aggregate or which would include any material non-monetary relief, and (B) any material legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of Company Common Shares, other than in accordance with Section 7.7;

(xiv)                       make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any material change, other than in the ordinary course of business consistent with past practice or as previously disclosed in the Company SEC Documents, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

(xv)                          enter into any new line of business;

(xvi)                       subject to Section 6.1(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) the Company to fail to qualify for taxation as a REIT or (B) any Company Subsidiary (1) to cease to be treated as any of a partnership, a QRS, a REIT or a TRS under the applicable provisions of the Code, as the case may be or (2) that is not treated as a TRS at the date hereof to be so treated; provided, however, if an action described in clause (A) or (B) is required by Law or is necessary to preserve the Company’s qualification for taxation as a REIT under the Code, the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action and (3) take such action;

(xvii)                    (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve the Company’s qualification for taxation as a REIT under the Code, the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action and (3) take such action;

(xviii)                 authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except (A) as permitted pursuant to Section 7.3, or (B) with respect to (1) any Company Pending Acquisition permitted pursuant to Section 6.1(a)(vi), or (2) any Company Subsidiary in the ordinary course of business consistent with past practice and in a manner that would not reasonably be expected to have a Company Material Adverse Effect;

(xix)                       amend or modify the compensation payable by the Company to UBS Securities LLC in connection with the Merger or the other Transactions, which compensation is set forth in Section 4.20 of the Company Disclosure Letter, in a manner materially adverse to the Company or any Company Subsidiary; or

(xx)                          authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.1(a)(iii), Section 6.1(a)(xvi) and Section 6.1(a)(xvii), nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

(b)                                 The Company shall (i) use reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Sullivan & Worcester LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form substantially similar to Exhibit E, dated as of the Closing Date and signed by an officer of the Company, (a “Company Tax Representation Letter”), and (iii) deliver to Company REIT Counsel and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form substantially similar to other officer’s certificates pertaining to REIT tax compliance delivered by Company to Company REIT Counsel from time to time, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Company REIT Counsel to render the opinion described in Section 8.2(e) on the Closing Date.

Section 6.2                                    Conduct of Business by Parent and Merger Sub Pending the Closing.

(a)                                 Each of Parent and Merger Sub agrees that during the Interim Period, except (i) as expressly contemplated or permitted by this Agreement, including Section 7.3, (ii)

as may be required by Law or (iii) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), each of Parent and Merger Sub (A) shall, and shall cause each of the Parent Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, and (B) agrees that during the Interim Period neither Parent nor Merger Sub shall, and neither shall permit any Parent Subsidiary to:

(i)                                     amend or propose to amend the Parent Governing Documents or any Parent Subsidiary Governing Documents (including by merger, consolidation or otherwise) or (A) grant any exception pursuant to Section 7.2(e)(i) of the Parent Charter, or (B) establish or increase an “Excepted Holder Limit” for any “Excepted Holder”, as such terms are defined in Section 7.1 of the Parent Charter;

(ii)                                  split, combine, subdivide, consolidate or reclassify any Parent Common Shares, capital stock or other equity interests of Parent;

(iii)                               declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock or other equity interests of Parent or any Parent Subsidiary or otherwise make any payment to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment of cash dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $1.72 per Parent Common Share (including, to the extent Parent has given the Company at least three (3) Business Days’ prior written notice of its intent to declare such a prorated dividend or other distribution, any prorated amount from the date of the payment of the last such regular dividend or distribution through the Closing Date), (B) the declaration and payment of dividends or other distributions to Parent or a direct or indirect wholly owned Parent Subsidiary by any direct or indirect wholly owned Parent Subsidiary, or (C) dividends or other distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.2(a)(iii), Parent may, with the Company’s consent (which consent shall not be unreasonably conditioned, withheld or delayed), make any applicable Parent Special Distribution, it being understood that the Company may condition its consent upon an appropriate increase of the Exchange Ratio to be agreed upon by the Parties;

(iv)                              redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of Parent or any Parent Subsidiary, except (A) with respect to the repurchase of Parent Common Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Parent Equity Compensation Plan, or (B) in accordance with Article VII of the Parent Charter;

(v)                                 issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any shares of beneficial interest, capital stock or other equity interests of the Parent or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for (A) issuances by a wholly owned, directly or indirectly, Parent Subsidiary to Parent or another existing wholly owned, directly or indirectly, Parent Subsidiary, or (B) issuances of Parent Common Shares pursuant to the Parent Equity Compensation Plan in the ordinary course of business consistent with past practice;

(vi)                              acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property (other than real property at a total cost of less than $50,000,000 in the aggregate), personal property (other than personal property at a total cost of less than $20,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) as required by any of the Parent Landlord Leases (or any lease entered into in accordance with Section 6.2(a)(xi)), or (B) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary;

(vii)                           sell, pledge, assign, transfer, lease, license, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets, except (A) for sales of real property at a total price of less than $50,000,000 in the aggregate or assets at a total price of less than $20,000,000 in the aggregate, (B) the sale of the Company Common Shares beneficially owned by Parent pursuant to the Registration Agreement, (C) as set forth in Section 6.2(a)(vii) of the Parent Disclosure Letter, (D) as permitted pursuant to Section 6.2(a)(xi), (E) for Parent Permitted Liens, or (F) sales to any Persons pursuant to existing purchase rights or options as described in Section 6.2(a)(vii) of the Parent Disclosure Letter;

(viii)                        incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person in excess of $10,000,000 in the aggregate (other than a wholly owned Parent Subsidiary), except (A) Indebtedness incurred under Parent’s existing revolving credit facility in the ordinary course of business consistent with past practice, (B) to refinance at maturity or in connection with the Transactions any existing Indebtedness of Parent or the Parent Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof, (C) Indebtedness incurred or assumed to finance the Merger and the other Transactions, (D) Indebtedness incurred pursuant to obligations under any Parent Landlord Leases (or any lease entered into in accordance with Section 6.2(a)(xi)), or (E) loans or advances by Parent or a direct or indirect wholly owned Parent Subsidiary to a direct or indirect wholly owned Parent Subsidiary, and, in each case, to the extent the terms of such Indebtedness do not, in Parent’s reasonable judgment at the time of such incurrence, have a Parent Material Adverse Effect;

(ix)                              make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business, except (A) by Parent or a wholly owned Parent Subsidiary to or for the benefit of Parent or a wholly owned Parent Subsidiary or (B) loans or advances required to be made under any of the Parent Landlord Leases (or any lease entered into in accordance with Section 6.2(a)(xi));

(x)                                 enter into, renew, modify, amend or terminate in a manner adverse to Parent or any Parent Subsidiary, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any contract that, if existing as of the date hereof, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Parent Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Parent or any Parent Subsidiary is a party as required or necessitated by this Agreement, the Merger or the other Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount or interest payable thereunder or otherwise have a Parent Material Adverse Effect, (C) as may be reasonably necessary to comply with the terms of this Agreement, or (D) the entry into any agreement, modification, amendment, waiver or consent as may be necessary to consummate the transactions contemplated by Section 6.2(a)(vii), provided that any such agreement, modification, amendment, waiver or consent does not have a Parent Material Adverse Effect;

(xi)                              enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Parent Landlord Lease or Parent Tenant Lease (or any lease for real property that, if existing as of the date hereof, would be a Parent Landlord Lease or Parent Tenant Lease), except (A) in the ordinary course of business consistent with past practice, or (B) for any termination or renewal in accordance with the terms of any existing Parent Landlord Lease or Parent Tenant Lease;

(xii)                           waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of Parent or any Parent Subsidiary in an amount in excess of $10,000,000 before it is due in accordance with its terms;

(xiii)                        settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against Parent or any of the Parent Subsidiaries involving an amount paid in settlement in excess of $5,000,000 individually or $25,000,000 in the aggregate or which would include any material non-monetary relief, and (B) any material legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of Parent Common Shares, other than in accordance with Section 7.7;

(xiv)                       make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any material change, other than in the ordinary course of business consistent with past practice or as previously disclosed in the Parent SEC Documents, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

(xv)                          enter into any new line of business;

(xvi)                       subject to Section 6.2(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) Parent to fail to qualify for taxation as a REIT or (B) any Parent Subsidiary (1) to cease to be treated as any of a partnership, a QRS, a REIT or a TRS under the applicable provisions of the Code, as the case may be or (2) that is not treated as a TRS at the date hereof to be so treated; provided, however, if an action described in clause (A) or (B) is required by Law or is necessary to preserve Parent’s qualification for taxation as a REIT under the Code, Parent shall (1) promptly notify the Company, (2) make reasonable effort to permit the Company to review and comment on such action and (3) take such action;

(xvii)                    (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve Parent’s qualification for taxation as a REIT under the Code, Parent shall (1) promptly notify the Company, (2) make reasonable effort to permit the Company to review and comment on such action and (3) take such action;

(xviii)                 authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except (A) as permitted pursuant to Section 7.3, or (B) with respect to (1) any Parent Pending Acquisition permitted pursuant to Section 6.2(a)(vi), or (2) any Parent Subsidiary in the ordinary course of business consistent with past practice and in a manner that would not reasonably be expected to have a Parent Material Adverse Effect;

(xix)                       amend or modify the compensation payable by Parent to Citigroup Global Markets Inc. in connection with the Merger or the other Transactions, which compensation is set forth in Section 5.20 of the Parent Disclosure Letter, in a manner materially adverse to Parent or any Parent Subsidiary; or

(xx)                          authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.2(a)(iii), Section 6.2(a)(xvi) and Section 6.2(a)(xvii), nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

(b)                                 Each of Parent and Merger Sub shall (i) use reasonable best efforts to obtain the opinions of counsel referred to in Section 8.3(e) and Section 8.2(f), (ii) deliver to Sullivan & Worcester LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form substantially similar to Exhibit F, dated as of the Closing Date and signed by an officer of Parent, (a “Parent Tax Representation Letter”), and (iii) deliver to Parent REIT Counsel and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form substantially similar to other officer’s certificates pertaining to REIT tax compliance delivered by Parent to Parent REIT Counsel from time to time, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Parent REIT Counsel to render the opinion described in Section 8.3(e) on the Closing Date.

Section 6.3                                    Other Actions.  Each Party agrees that, during the Interim Period, except as contemplated or permitted by this Agreement, including as permitted by Section 7.3, such Party shall not, directly or indirectly, without the prior written consent of the other Parties, take or cause to be taken any action that would reasonably be expected to materially prevent or delay consummation of the Merger or the other Transactions, or enter into any agreement to or otherwise make a commitment, to take any such action.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1                                    Preparation of Form S-4 and Joint Proxy Statement; Shareholder Approvals.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC as part of the Form S-4 the Joint Proxy Statement in preliminary form relating to the Company Shareholder Meeting and the Parent Shareholder Meeting, and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus, for the registration under the Securities Act of the Parent Common Shares to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger unless this Agreement is terminated pursuant to Section 9.1. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares of beneficial interest or other equity interests to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as are reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to the receipt of the Company Shareholder Approval or the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to holders of the Company Common Shares and holders of the Parent Common Shares. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.6 and this Section 7.1, any information concerning or related to the Company, the Company Subsidiaries, the ILPT Entities or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, the Parent Subsidiaries or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

(c)                                  As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy

Statement to be mailed to the holders of the Company Common Shares entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall include the Company Board Recommendation in the Joint Proxy Statement and shall use its reasonable best efforts to obtain the Company Shareholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided that the Company Shareholder Meeting may not be postponed or adjourned to a date after the date that is three (3) Business Days prior to the Outside Date.

(d)                                 As promptly as reasonably practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall include the Parent Board Recommendation in the Joint Proxy Statement and use its reasonable best efforts to obtain the Parent Shareholder Approval, except to the extent that the Parent Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting; provided that the Parent Shareholder Meeting may not be postponed or adjourned to a date that is after the date that is three (3) Business Days prior to the Outside Date.

(e)                                  The Company and Parent will use their respective reasonable best efforts to hold the Company Shareholder Meeting and the Parent Shareholder Meeting on the same date and as promptly as reasonably practicable after the date of this Agreement.

Section 7.2                                    Access; Confidentiality.

(a)                                 During the Interim Period, to the extent permitted by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall, and the Company and Parent shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, and their respective Representatives to, afford to the other Party and its Representatives reasonable access (including for the purpose of coordinating transition planning) during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments and records and to their officers, accountants, manager’s employees, counsel and other Representatives, and those of the Company Subsidiaries or the Parent Subsidiaries, as applicable, and, during such period, each Party shall reasonably promptly make available to the other Party, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business and properties as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) relating to meetings or deliberations of its board of trustees (or an authorized committee thereof) or communications among the members thereof or with their Representatives, (B) relating to the consideration, negotiation or performance of this Agreement and related agreements, (C) the disclosure of which would violate any Law, legal duty or contractual obligation of the Party or any of its Representatives to any third party (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law, legal duty or contractual obligation and provided, further, however that this subclause (C) shall not apply to any contractual obligation pursuant to an Acceptable Confidentiality Agreement), or (D) if it would jeopardize attorney work product or attorney client privilege.

(b)                                 Each of the Parties will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the form of confidentiality agreement attached hereto as Exhibit B as if such Party was a “Recipient” as defined therein.

Section 7.3                                    No Solicitation; Change in Recommendation.

(a)                                 Except as expressly permitted by this Section 7.3, during the Interim Period, Parent and the Company shall, and shall cause the Parent Subsidiaries and the Company Subsidiaries, respectively, and their respective Representatives, (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal (or that may be ongoing with respect to any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal), request that any such Person and its Representatives promptly return or destroy all confidential information concerning Parent and the Parent Subsidiaries and the Company and the Company Subsidiaries and immediately terminate all physical and electronic data room access granted to any such Person or its Representatives and (ii) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal, or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”). Notwithstanding the foregoing in this Section 7.3(a), upon the unsolicited request of a third party, the Party receiving such request (the “Request Recipient”) may grant a waiver of a standstill, confidentiality, or similar obligation for the purpose of allowing a third party to make a confidential unsolicited Competing Proposal to the Request Recipient’s board of trustees (or an authorized committee thereof) if contemporaneously with granting such waiver, the Request Recipient notifies the other Party of such waiver, such notice to be made orally and confirmed in writing, and of the identity of the Person(s) receiving such waiver. It is agreed that any violation of the restrictions set forth in this Section 7.3(a) by any Representative of Parent or the Company or any of the Parent Subsidiaries or the Company Subsidiaries shall be deemed to be a breach of this Section 7.3(a) by Parent or the Company, as applicable.

(b)                                 Notwithstanding anything to the contrary contained in this Section 7.3(b), if a Party or any Parent Subsidiary or Company Subsidiary, as applicable, receives a written Competing Proposal (such Party, the “Proposal Recipient”) from any Person or group of Persons at any time on or after the date of this Agreement and prior to obtaining the Parent Shareholder Approval or the Company Shareholder Approval, as applicable, that the Proposal Recipient’s board of trustees (or an authorized committee thereof) determines in good faith, after consultation with the Proposal Recipient’s outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was received in circumstances not otherwise involving a material breach by the Proposal Recipient of this Section 7.3, the Proposal Recipient may, or may cause its Representatives to, in response to such Competing Proposal, and subject to compliance with Section 7.3(c), (i) contact such Person or group of Persons to clarify the terms and conditions thereof, (ii) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Proposal Recipient and the Parent Subsidiaries or the Company Subsidiaries, as applicable, to the Person or group of Persons who has made such Competing Proposal, provided that the Proposal Recipient shall, prior to or concurrently with the time such information is provided to such Person or group of Persons, provide to the other Party any non-public information concerning the Proposal Recipient or any of the Parent Subsidiaries or the Company Subsidiaries, as applicable, that is provided to any such Person or group of Persons which was not previously provided to the other Party or its Representatives, and (iii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 7.3(b) by any Representative of the Proposal Recipient, or any Parent Subsidiary or Company Subsidiary, as applicable, shall be deemed to be a breach of this Section 7.3(b) by the Proposal Recipient.

(c)                                  The Proposal Recipient shall (i) promptly, and in any event no later than forty eight (48) hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, advise the other Party in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep the other Party reasonably advised of all material developments affecting the terms (including all changes to the material terms) and status of such Competing Proposal, including the status of discussions or negotiations regarding such Competing Proposal.

(d)                                 Except as expressly permitted by this Section 7.3(d), neither the Parent Board (or an authorized committee thereof) nor the Company Board (or an authorized committee thereof) shall (i) (A) in the case of the Parent Board (or an authorized committee thereof), fail to recommend to the holders of the Parent Common Shares that the Parent Shareholder Approval be given or fail to include the Parent Board Recommendation in the Joint Proxy Statement, and, in the case of the Company Board (or an authorized committee thereof), fail to recommend to the holders of the Company Common Shares that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify the Parent Board Recommendation (or the Parent Special Committee’s recommendation to the Parent Board with respect to the Merger or the other Transactions) or the Company Board Recommendation (or the Company Special Committee’s recommendation to the Company Board with respect to the Merger or the other Transactions), as applicable, in each case in a manner adverse to the other Party, or (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a Competing Proposal (actions described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, cause or permit Parent or the Company, as applicable, or any of the Parent Subsidiaries or the Company Subsidiaries, as applicable, to enter into any Acquisition Agreement.  Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval, in the case of Parent, or the Company Shareholder Approval, in the case of the Company, is obtained, and subject to material compliance with this Section 7.3(d) and Sections 7.3(a)-(c), the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, may make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(iii), in the case of Parent, or Section 9.1(d)(iii), in the case of the Company, if (A) (1) a written Competing Proposal is received by it and such Competing Proposal is not withdrawn, and (2) prior to taking such action, the Proposal Recipient’s board of trustees (or an authorized committee thereof), has determined in good faith after consultation with the Proposal Recipient’s outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal, or (B) an Intervening Event occurs with respect to Parent or the Company and the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, determines in good faith, after consultation with its outside legal counsel, that failure to effect an Adverse Recommendation Change would be inconsistent with their trustees’ duties  under applicable Law of the State of Maryland; provided, however, that the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, may not take any action contemplated by clause (A) or (B) of this sentence unless:

(1)                                 if such action is taken in connection with any such Competing Proposal, (a) the Proposal Recipient has given the other Party at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Competing Proposal that is specified in Section 7.3(c) as well as a copy of any proposal and any then existing drafts of the definitive agreement and other material documentation providing for such Competing Proposal), (b) the Proposal Recipient has negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute (in the good faith determination of the board of trustees of the Proposal Recipient (or an authorized committee thereof) after consultation with its outside legal counsel and outside financial advisors) a Superior Proposal, (c) following the end of such notice period, the Proposal Recipient’s board of trustees (or an authorized committee thereof) shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the other Party and shall have determined that, after consultation with the Proposal Recipient’s outside financial advisors and outside legal counsel, the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (d) in the event of any change to the material terms of such Superior Proposal, the Proposal Recipient shall, in each case, have delivered to the other Party an additional notice consistent with that described in subclause (a) above and the notice period shall have recommenced, except that the notice period shall be at least one (1) Business Day; and

(2)                                 if such action is taken in connection with any such Intervening Event, (x) Parent or the Company, as applicable, has given the other Party at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall include in reasonable detail the basis for such action), (y) such Party has negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that the failure to make an Adverse Recommendation Change would no longer be inconsistent with their trustees’ duties under applicable Law of the State of Maryland, and (z) following the end of such notice period, the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof), as applicable, shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the other Party and shall have determined that, after consultation with its outside legal counsel, the failure to make an Adverse Recommendation Change would still be inconsistent with their trustees’ duties under applicable Law of the State of Maryland if such revisions were to be given effect.

(e)                                  Except to the extent provided in Section 7.3(c) or Section 7.3(d), nothing in this Section 7.3 shall prohibit the Parent Board (or an authorized committee thereof) or the Company Board (or an authorized committee thereof) from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to a Competing Proposal; provided that, if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation or the Company Board Recommendation, as applicable, such disclosure shall be deemed to be an Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Company Board shall not be required to submit this Agreement to the holders of the Company Common Shares if the Company Board shall have effected an Adverse Recommendation Change permitted by this Section 7.3, and the Parent Board shall not be required to submit this Agreement to the holders of the Parent Common Shares if the Parent Board shall have effected an Adverse Recommendation Change permitted by this Section 7.3, and either the Parent Board or the Company Board may submit to the holders of Parent Common Shares or Company Common Shares, as applicable, any Competing Proposal.

(f)                                   As used in this Agreement, a “Competing Proposal” means any proposal or offer from any Person (other than any Party) or “group”, within the meaning of Section 13(d) of the Exchange Act, to a Party relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase of twenty percent (20%) or more of the consolidated assets (including equity interests in subsidiaries) of such Party (based on the fair market value thereof, as determined in good faith by the board of trustees of such Party (or an authorized committee thereof) as applicable, after consultation with such Party’s outside financial advisors and independent accountants), as applicable, or assets comprising twenty percent (20%) or more of the revenues or earnings on a consolidated basis of such Party, (ii) acquisition of twenty percent (20%) or more of the outstanding equity securities of such Party or any class of equity securities of such Party, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities of such Party, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party or any Parent Subsidiary or Company Subsidiary, as applicable, that comprise twenty percent (20%) or more of the assets, revenues or earnings on a consolidated basis of such Party, as applicable, or (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, consolidated revenues or earnings and any class of equity securities of such Party involved is twenty percent (20%) or more. For the avoidance of doubt, in no event shall any of the sales or dispositions of Company Properties set forth in Section 6.1(a)(vii) of the Company Disclosure Letter or Parent Properties set forth in Section 6.2(a)(vii) of the Parent Disclosure Letter constitute, individually or in the aggregate, a Competing Proposal.

(g)                                  As used in this Agreement, a “Superior Proposal” means a bona fide written Competing Proposal (except that, for purposes of this definition, the references in the definition of “Competing Proposal” to “twenty percent (20%)” shall be replaced by “seventy-five percent (75%)”) made by a Person or “group”, within the meaning of Section 13(d) of the Exchange Act, on terms that the Proposal Recipient’s board of trustees (or an authorized committee thereof) determines in good faith, after consultation with the Proposal Recipient’s outside financial advisors and outside legal counsel, taking into account all relevant financial, legal, regulatory and any other aspects of such proposal that the Proposal Recipient’s board of trustees (or such committee) deems relevant, including the identity of the Person making such proposal, financing terms and conditions to consummation, as well as any changes to the terms of this Agreement proposed by the other Party in response to such proposal or otherwise, (i) would, if consummated, result in a transaction that is more favorable to the holders of the Proposal Recipient’s equity interests (solely in their capacity as such) from a financial point of view than the Merger and the other Transactions, (ii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, and (iii) is reasonably likely to receive all required approvals from any Governmental Authority and otherwise reasonably likely to be consummated on the terms proposed.

Section 7.4                                    Public Announcements.  The initial press releases and initial investor presentations with respect to the execution and delivery of this Agreement shall be reasonably agreed upon by Parent and the Company.  Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with Section 7.3, so long as this Agreement is in effect, the Parties hereto shall, to the extent reasonable under the circumstances, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement, the Merger or any of the other Transactions and provide such Party with an opportunity to review and comment upon such press release or other public announcement or filing, which comments the other Party shall consider in good faith; provided, that a Party may, without consulting with or pursuing the other Parties’ review, issue such press release or make such public statement or filing with respect to this Agreement, the Merger or any of the other Transactions as may be required by Law, Order or the applicable rules of Nasdaq.

Section 7.5                                    Indemnification; Trustees’, Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, the Surviving Entity shall honor and comply with, to the fullest extent permissible under applicable Law, the obligations of the Company with respect to indemnification, advancement of expenses and exculpation and related matters, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to individuals who at or prior to the Effective Time were officers, trustees, directors or agents of the Company or a Company Subsidiary and covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including, but not limited to, in connection with the approval of this Agreement, the Merger and the other Transactions.

(b)                                 Without limiting the provisions of Section 7.5(a), for a period of six (6) years after the Effective Time, the Surviving Entity shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement, the Merger and any of the other Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking, substantially in the form of that required under the Indemnification Agreements or in such other form as may be required by applicable Law as in effect at such time, by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined by order of a court, regulatory authority or authorized adjudicating body that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.5 or elsewhere in this Agreement, (x) the Surviving Entity shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of a Covered Person for which indemnification may be sought under this Section 7.5(b) without the Covered Person’s prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation, (y) the Surviving Entity shall not be liable for any settlement effected without its prior written consent and (z) the Surviving Entity shall not have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c)                                  For a period of six (6) years after the Effective Time, (i) the declaration of trust and bylaws of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents; and (ii) the Surviving Entity shall (A) except to the extent such agreement provides for an earlier termination, cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any other agreements of the Company or the Company Subsidiaries with any Covered Persons that are in existence on the date of this Agreement and (B) not amend, modify or repeal such provisions in any manner that would materially and adversely affect the rights or protections thereunder of any such Covered Person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the adoption of this Agreement and the consummation of the Merger and the other Transactions).

(d)                                 Prior to the Effective Time, the Company shall, in consultation with Parent, obtain and fully pay the premium for the non-cancelable extension of coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies (the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies (true, correct and complete copies of which have been provided to Parent prior to the date hereof) and with limits of liability that are no lower than the limits on the Company’s existing policies so long as the premium in the aggregate does not exceed three hundred percent (300%) of the annual aggregate premium(s) under the Company’s existing policies; provided, that if the premium of such insurance coverage exceeds such amount, the Company, in consultation with Parent, shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)                                  In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or winds up, or transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, or such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.5.

(f)                                   The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 7.5 and from and after the Effective Time this Section 7.5 shall not be terminated or amended in a manner that is materially adverse to a Covered Person without such Covered Person’s consent.

Section 7.6                                    Appropriate Action; Consents; Filings.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Merger Sub shall, and shall cause the Company Subsidiaries and Parent Subsidiaries, as applicable, and their respective Representatives to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and/or the consummation of the Merger or the other Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions, and to fully carry out the purposes of this Agreement.

(b)                                 In connection with and without limiting the foregoing, each of Parent, Merger Sub and the Company shall give (or shall cause the Company Subsidiaries and Parent Subsidiaries, as applicable, and their respective Representatives to give) any notices to any Person, and each of Parent, Merger Sub and the Company shall use, and cause each of the Parent Subsidiaries and the Company Subsidiaries, as applicable, to use, reasonable best efforts to obtain any consents from any Person not covered by Section 7.6(a) that are necessary, proper or advisable to consummate the Merger or the other Transactions. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement or the consummation of the Merger or the other Transactions. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger or the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent or Merger Sub shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 7.6(b) shall not be a condition to the obligations of the Parties to consummate the Merger.

(c)                                  In connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger or the other Transactions, none of the Parties, the Company Subsidiaries or the Parent Subsidiaries, or any Representatives of a Party, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Effective Time. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 7.7                                    Notification of Certain Matters; Transaction Litigation.

(a)                                 Each Party shall give reasonably prompt notice to the other Party of, and keep the other Party reasonably informed on a current basis with respect to, any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions.

(b)                                 The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or Parent or Merger Sub to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

(c)                                  The Company shall give prompt notice to Parent and Merger Sub of, and keep Parent and Merger Sub reasonably informed on a current basis with respect to, and Parent and Merger Sub shall give prompt notice to the Company of, and keep the Company reasonably informed on a current basis with respect to, any Action or subpoena commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or the Company Subsidiaries or Parent Subsidiaries, as applicable, which relate to this Agreement, the Merger or the other Transactions. The Company shall give Parent and Merger Sub the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any shareholder litigation (including arbitration proceedings) against the Company and/or its trustees relating to this Agreement, the Merger or the other Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and Merger Sub shall give the Company the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any shareholder litigation (including arbitration proceedings) against Parent or Merger Sub and/or their trustees relating to this Agreement, the Merger or the other Transactions, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.8                                    Exchange Listing. Parent shall take all steps as may be reasonably necessary to cause the Parent Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Effective Time, and, subsequent to the Effective Time, for the Parent Common Shares to be traded on Nasdaq under the symbol “OPI”.

Section 7.9                                    Section 16 Matters.  Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps to cause any dispositions of Company Common Shares or acquisitions of Parent Common Shares (including derivative securities with respect to Company Common Shares or Parent Common Shares, as applicable) resulting from the Merger or the other Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent applicable.

Section 7.10                             Delisting and Deregistering of Company Common Shares.  Parent and the Surviving Entity shall use their reasonable best efforts to cause the Company Common Shares to be de-listed from Nasdaq and de-registered under the Exchange Act promptly following the Effective Time.

Section 7.11                             Cash Distributions.  In the event that a cash distribution with respect to the Company Common Shares is permitted under the terms of this Agreement, has a record date prior to the Effective Time and has not been paid prior to the Closing Date, to the extent practicable, such distribution shall be paid immediately prior to the Effective Time to the holders of such Company Common Shares on such record date.

Section 7.12                             Voting of Company Common Shares.  Parent shall, and shall cause the Parent Subsidiaries to, vote all Company Common Shares beneficially owned by Parent or any Parent Subsidiary as of the record date at the Company Shareholder Meeting in favor of approval of the Merger and the other Transactions.

Section 7.13                             Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary such that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary such that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 7.14                             Certain Tax Matters.  Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent, Merger Sub or the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code.

Section 7.15                             Subsidiaries.  Parent shall cause Merger Sub and each other Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement on the terms and conditions set forth in this Agreement. The Company shall cause each Company Subsidiary to comply with and perform all of its obligations under or relating to this Agreement. Notwithstanding anything herein to the contrary, (a) ILPT and its subsidiaries (collectively, the “ILPT Entities”) shall not be considered Company Subsidiaries or Representatives that are required to comply, and the Company and the Company Subsidiaries are not required to cause any ILPT Entity to comply, with any provisions of this Agreement, (b) directors, trustees and officers of any ILPT Entity who are also directors, trustees or officers of the Company or any Company Subsidiary shall not constitute Representatives of the Company or any Company Subsidiary, to the extent such Persons are acting in their capacities as directors, trustees or officers of any ILPT Entity, and (c) RMR LLC and the officers and employees of RMR LLC, when providing services to ILPT or any other ILPT Entity pursuant to the business management agreement or property management agreement between RMR LLC and ILPT shall not constitute Representatives of the Company.

Section 7.16                             Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, share transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the Merger or the other Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, all Transfer Taxes.

Section 7.17                             Financing Cooperation.

(a)                                 The Company shall, and shall cause the Company Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with any financing arrangements (including, without limitation, assumptions, guarantees, amendments, restatements supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Merger or the other Transactions. Such cooperation shall include (i) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements, (iii) as promptly as reasonably practicable, furnishing any of Parent’s financing sources with (A) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income, equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for the most recently ended fiscal quarter for which such financial information can reasonably be provided and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least forty (40) days before the Closing Date, and (B) in the event that the Closing Date occurs on a date that is more than sixty (60) days following December 31, 2018, audited condensed consolidated balance sheets and related audited condensed consolidated statements of income, comprehensive income, equity and cash flows for the fiscal year ended December 31, 2018, in each case prepared in accordance with GAAP, and (iv) to the extent requested in writing at least ten (10) Business Days prior to the Closing, delivering at least three (3) Business Days prior to the Closing all documentation and other information with respect to the Company and the Company Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act.

(b)                                 The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to, as promptly as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Existing Loan Documents, seek an amendment or amendments to any of the Company Existing Loan Documents or pursue any approach chosen by Parent to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, restatement, guarantee, purchase or other treatment of, the Company Existing Loan Documents and the Indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of the necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to the Company (collectively, the “Debt Transaction Documents”) at least three (3) Business Days prior to the date of such requested action. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to or concurrently with the Closing and delivering all officer’s certificates, legal opinions and such other documents required to be delivered in connection therewith (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned)); provided, that the effectiveness of any such Debt Transaction Documents shall be expressly conditioned on the Closing.

(c)                                  The Company shall, and shall cause the Company Subsidiaries to, after (and not prior to) the receipt of a written request from Parent to do so, deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of each of the Company Credit Agreement and any other Indebtedness of the Company or the Company Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing, the repayment in full on the Closing Date of all obligations in respect of the Indebtedness thereunder, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, after (and not prior to) the receipt of a written request from Parent to do so, the Company and the Company Subsidiaries shall use reasonable best efforts to deliver to Parent (i) at least ten (10) Business Days prior to the Closing Date, a draft payoff letter with respect to each of the Company Credit Agreement and any other Indebtedness (including mortgages) of the Company or the Company Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) at least one (1) Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Company Credit Agreement and any other Indebtedness (including mortgages) of the Company or the Company Subsidiaries to be paid off (collectively, the “Payoff Letters”), discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Agreement or any other Indebtedness of the Company to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company or the Company Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.

Section 7.18                             RMR LLC Agreements.  Contemporaneously with the execution of this Agreement, RMR LLC and the Company have entered into an agreement, a copy of which is attached hereto as Exhibit G, pursuant to which, on the terms and subject to the conditions set forth therein, they have acknowledged and agreed that, effective upon consummation of the Merger, (a) the Company shall have terminated the Second Amended and Restated Business Management Agreement, dated June 5, 2015, between the Company and RMR LLC, and the Amended and Restated Property Management Agreement, dated June 5, 2015, between the Company and RMR LLC (collectively the “RMR Agreements”) for convenience, and (b) RMR LLC shall have waived its right to receive payment of the “Full Termination Fee” (as defined therein), an estimate of which is set forth in Section 7.18 of the Company Disclosure Letter, under each of the RMR Agreements upon the termination of the RMR Agreements by the Company described in clause (a) of this section.

Section 7.19                             Further Assurances.  If at any time following the Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its members and officers or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Entity’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

Section 7.20                             Termination of Company DRIP.  The Company shall (i) take such actions as may be required to terminate the Company DRIP effective immediately prior to the Effective Time, (ii) ensure that no Company Common Shares are purchased or issued pursuant to the Company DRIP during the Interim Period and (iii) ensure that no purchase or other rights under the Company DRIP enable the holder of such rights to acquire any interest in Parent or any Parent Subsidiary as a result of such purchase or the exercise of such rights at or after the Effective Time.

Section 7.21                             Parent Reverse Stock Split.  Following the date hereof, Parent may take any action reasonably necessary such that immediately following the Effective Time, Parent shall effect (a) the merger of the Surviving Entity with and into Parent, with Parent being the surviving entity in such merger under the name “Office Properties Income Trust” and (b) immediately thereafter, a reverse stock split with respect to the Parent Common Shares that are outstanding following the effective time of the merger contemplated under (a), which will result in every four issued and outstanding Parent Common Shares outstanding immediately following such effective time to be automatically combined into one issued and outstanding Parent Common Share.

ARTICLE 8

CONDITIONS

Section 8.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger and to consummate the other Transactions shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Parent (on behalf of itself and Merger Sub) and the Company, on or prior to the Closing Date, of each of the following conditions:

(a)                                 Shareholder Approvals.  The Company shall have obtained the Company Shareholder Approval and Parent shall have obtained the Parent Shareholder Approval.

(b)                                 Statutes; Court Orders.  No statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction applicable to the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger which prohibits or makes illegal the consummation of the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger, and there shall be no temporary, preliminary or permanent Order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger.

(c)                                  Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(d)                                 Nasdaq.  The Parent Common Shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e)                                  Sale of Company Common Shares by Parent.  Parent shall have sold, for cash consideration, all of the Company Common Shares beneficially owned by Parent or any Parent Subsidiary, on such terms and conditions as the Parent Board (or an authorized committee thereof) deems Reasonably Advisable.

(f)                                   Distribution of ILPT Common Shares.  The Company shall have declared and, at least one Business Day prior to the Closing Date, paid a pro rata distribution to the holders of the Company Common Shares of record as of a date prior to the Closing Date of all of the ILPT Common Shares beneficially owned by the Company (the “ILPT Distribution”); it being understood and agreed by the Parties that (i) the declaration and record date of such distribution shall not occur before the condition in Section 8.1(e) is satisfied, and (ii) the payment of such distribution may be conditioned upon the conditions specified in Section 8.1(a) through and including Section 8.1(d), Section 8.2(c) and Section 8.3(c) being satisfied as of such payment date.

Section 8.2                                    Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and to consummate the other Transactions are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Parent, on or prior to the Closing Date, of each of the following additional conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization) (other than Sections 4.2(a)-(b)), Section 4.3 (Authority), Section 4.7(b) (Absence of Certain Changes), Section 4.10(b) (REIT Qualification), Section 4.18 (Opinion of Financial Advisor), Section 4.19 (Approval Required), Section 4.20 (Brokers) and Section 4.22 (Takeover Statutes), shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except in the case of clause (ii) where such failure(s) to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)                                  No Company Material Adverse Effect.  Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)                                 Delivery of Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)                                  REIT Tax Opinion.  The Company shall have received and delivered to Parent a tax opinion of Company REIT Counsel, on which Parent shall be entitled to rely, dated as of the Closing Date and substantially in the form of Exhibit H.

(f)                                   Section 368 Opinion.  Parent shall have received the written opinion of its counsel, Sullivan & Worcester LLP, dated as of the Closing Date and in substantially the same form as Exhibit I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and (ii) Parent and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Worcester LLP may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter. The condition set forth in this Section 8.2(f) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

Section 8.3                                    Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger and to consummate the other Transactions are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by the Company, on or prior to the Closing Date, of each of the following additional conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Capitalization) (other than Sections 5.2(a)-(b)), Section 5.3 (Authority), Section 5.7(b) (Absence of Certain Changes), Section 5.10(b) (REIT Qualification), Section 5.18 (Opinion of Financial Advisor), Section 5.19 (Approval Required), Section 5.20 (Brokers), and Section 5.22 (Takeover Statutes) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing, as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except in the case of clause (ii) where such failure(s) to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Effective Time.

(c)                                  No Parent Material Adverse Effect.  Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(d)                                 Delivery of Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer (or equivalent officers) on behalf of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) and have been satisfied.

(e)                                  REIT Tax Opinion.  Parent shall have received and delivered to the Company a tax opinion of Parent REIT Counsel, on which the Company shall be entitled to rely, dated as of the Closing Date and substantially in the form of Exhibit J.

(f)                                   Section 368 Opinion.  The Company shall have received the written opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in substantially the same form as Exhibit K, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and (ii) Parent and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter. The condition set forth in this Section 8.3(f) shall not be waivable after receipt of the Company Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

ARTICLE 9

TERMINATION AND FEES

Section 9.1                                    Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Shareholder Approval or Parent Shareholder Approval (except as otherwise noted):

(a)                                 by mutual written consent of each of Parent and the Company;

(b)                                 by either Parent or the Company:

(i)                                     if the Merger shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii)                                  if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other Transactions, and such Order or other action shall have become final and non-appealable;

(iii)                               if the Company Shareholder Approval shall not have been obtained at a duly held Company Shareholder Meeting (or at any adjournment or postponement thereof) at which the Merger has been voted upon; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Shareholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement; or

(iv)                              if the Parent Shareholder Approval shall not have been obtained at a duly held Parent Shareholder Meeting (or at any adjournment or postponement thereof) at which the issuance of Parent Common Shares in connection with the Merger has been voted upon; provided, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to Parent if the failure to obtain such Parent Shareholder Approval was primarily due to Parent’s failure to perform any of its obligations under this Agreement.

(c)                                  by Parent:

(i)                                     if the Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) (a “Company Terminating Breach”), and (B) cannot be cured, or, if curable, is not cured by the Company, or waived by Parent, by the earlier of (x) the Outside Date and (y) twenty (20) days after the receipt by the Company of written notice of such breach, violation or failure from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii)                                  if, prior to obtaining the Company Shareholder Approval, the Company or the Company Board (or an authorized committee thereof), as applicable, (A) shall have effected an Adverse Recommendation Change, (B) fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent following the public announcement by any Person of a Competing Proposal or an intention (whether or not conditional) to make a Competing Proposal, (C) fails to include the Company Board Recommendation in the Joint Proxy Statement, or (D) publicly announces its intention to do any of the foregoing; or

(iii)                               if, prior to obtaining the Parent Shareholder Approval, the Parent Board (or an authorized committee thereof) determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.3(d).

(d)                                 by the Company:

(i)                                     if Parent or Merger Sub shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) (a “Parent Terminating Breach”), and (B) cannot be cured, or, if curable, is not cured by Parent, or waived by the Company, by the earlier of (x) the Outside Date and (y) twenty (20) days after the receipt by Parent of written notice of such breach, violation or failure from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii)                                  if, prior to obtaining the Parent Shareholder Approval, Parent or the Parent Board (or an authorized committee thereof), as applicable, (A) shall have effected an Adverse Recommendation Change, (B) fails to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days of being requested to do so by the Company following the public announcement by any Person of a Competing Proposal or an intention (whether or not conditional) to make a Competing Proposal, (C) fails to include the Parent Board Recommendation in the Joint Proxy Statement, or (D) publicly announces its intention to do any of the foregoing; or

(iii)                               if, prior to obtaining the Company Shareholder Approval, the Company Board (or an authorized committee thereof) determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.3(d).

Section 9.2                                    Notice of Termination; Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given by the terminating Party to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, and all rights and obligations of any Party shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) the provisions of Section 7.2(b) (Access; Confidentiality), Section 7.4 (Public Announcements), this Section 9.2 (Notice of Termination; Effect of Termination), Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) and the definitions of all defined terms appearing in such sections, shall survive such termination of this Agreement, and (b) subject to Section 10.11, no such termination shall relieve any Party from any liability or damages resulting from any material breach of any of such Party’s representations, warranties, covenants or agreements set forth in this Agreement prior to such termination of this Agreement that is a consequence of a deliberate act undertaken, or a deliberate failure to act, by the breaching Party with the knowledge that the taking of or failure to take such act would cause a material breach of this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 9.3                                    Fees and Expenses.  All fees and expenses incurred in connection with Merger and the other Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Merger and the other Transactions are consummated; provided that the Parties will share equally any filing fees incurred in connection with the Form S-4 and Joint Proxy Statement as may be required to consummate the Merger and the other Transactions.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1                             Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 10.2                             Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties or if sent by facsimile or e-mail of a .pdf attachment (providing confirmation of transmission) at the following street addresses, email addresses or facsimile numbers, as applicable (or at such other United States street address, email address or facsimile number for a Party as shall be specified by like notice):

(a)                                 if to the Company to:

Select Income REIT
Two Newton Place
255 Washington Street
Suite 300
Newton, Massachusetts  02458
Attention:                                         President
Facsimile:                                         (617) 796-8335
E-mail:                                                        dblackman@rmrgroup.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts  02116
Attention:                                         Margaret R. Cohen
Facsimile:                                         (617) 305-4859
E-mail:                                                        margaret.cohen@skadden.com

(b)                                 if to Parent or Merger Sub to:

Government Properties Income Trust
Two Newton Place
255 Washington Street
Suite 300
Newton, Massachusetts  02458
Attention:                                         President
Facsimile:                                         (617) 219-1441
E-mail:                                                        dblackman@rmrgroup.com

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts  02109
Attention:                                         Lindsey A. Getz
Facsimile:                                         (617) 338-2880
E-mail:                                                        lgetz@sandw.com

Section 10.3                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger or the other Transactions is not affected in any manner materially adverse to any Party, and (d) such terms or other provisions shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger or the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.4                             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5                             Entire Agreement; Third Party Beneficiaries.

(a)                                 This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the exhibits hereto and the documents and instruments referred to herein) and the Registration Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

(b)                                 This Agreement is intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for Section 7.5 (which, from and after the Effective Time shall be for the benefit of the Covered Persons). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties other than as described in this Section 10.5. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of Parent or Knowledge of the Company, as applicable. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6                             Amendment and Modification.  Subject to compliance with applicable Law, this Agreement may be amended, modified or supplemented in any respect by mutual written agreement of the Parties at any time before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval and prior to the Effective Time; provided, however, that after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained, there shall not be any amendment, modification or supplement of this Agreement, which by applicable Law or in accordance with the rules of Nasdaq requires the further approval of the holders of the Company Common Shares or the holders of the Parent Common Shares, without such further approval of such shareholders.

Section 10.7                             Extension and Waiver.  At any time prior to the Effective Time, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.8                             Governing Law; Jurisdiction.

(a)                                 This Agreement, and all Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the

Laws of the State of Maryland without giving effect to any choice or conflict of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such action or proceeding except in such courts, (iii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.9                             Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.11                      Specific Performance.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby waives (a) any defense in an Action for specific performance that a remedy at Law would be adequate, and (b) any requirement under any Law to post a security as prerequisite to obtaining equitable relief. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the Merger and the other Transactions, and without that right, neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, would have entered into this Agreement. For the avoidance of doubt, the Parties may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 10.11 and the payment of damages, but shall not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Merger occurs and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.

Section 10.12                      Non-liability of Trustees of the Company and Parent.  The Company Charter and the Parent Charter, each as filed with the Maryland SDAT, provide that no trustee, officer, shareholder, employee or agent of the Company or Parent, respectively, shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Company or Parent, respectively. All Persons dealing with the Company or Parent in any way shall look only to the assets of the Company or Parent, respectively, for the payment of any sum or the performance of any obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

GOVERNMENT PROPERTIES INCOME TRUST

By:	/s/ Mark L. Kleifges
Name: Mark L. Kleifges
Title: Chief Financial Officer and Treasurer

GOV MS REIT

By:	/s/ Mark L. Kleifges
Name: Mark L. Kleifges
Title: Chief Financial Officer and Treasurer

SELECT INCOME REIT

By:	/s/ John C. Popeo
Name: John C. Popeo
Title: Chief Financial Officer and Treasurer

[Signature Page to the Agreement and Plan of Merger]